Exhibit 10.1

EXECUTION VERSION

CREDIT AND SECURITY AGREEMENT

dated as of March 18, 2010,

among

FIVE STAR QUALITY CARE, INC.,
as Borrower,

and

THE OTHER GUARANTORS PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO

and

JEFFERIES FINANCE LLC,

as Arranger,
Administrative Agent and Collateral Agent

and

JEFFERIES GROUP INC.
as Issuing Bank

i

(continued)

(continued)

(continued)

ANNEXES

Annex I Initial Lenders and Commitments

SCHEDULES

Schedule 1.01(a) Existing Affected Properties
Schedule 1.01(c) Guarantors
Schedule 1.01(d) Material Provider
Schedule 1.01(f) Released Guarantors
Schedule 1.01(g) Relevant Existing Provider
Schedule 3.01(b) Subsidiaries; Ownership Structure
Schedule 3.01(f) Leases
Schedule 3.01(g) Existing Indebtedness
Schedule 3.01(h) Litigation
Schedule 3.01(cc) Deposit Accounts
Schedule 4.01(m) Uses of Closing Date Credit Extensions
Schedule 6.03(g) Permitted Indebtedness
Schedule 6.04(a) Permitted Liens

EXHIBITS

Exhibit A Accession Agreement
Exhibit B Assignment and Acceptance Agreement
Exhibit C Borrowing Request
Exhibit D Borrowing Base Certificate
Exhibit E Compliance Certificate
Exhibit F [Intentionally Deleted]
Exhibit G Interest Election Request
Exhibit H LC Request
Exhibit I Revolving Note
Exhibit J [Intentionally Deleted]
Exhibit K [Intentionally Deleted]
Exhibit L Non-Bank Certificate
Exhibit M Solvency Certificate

CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT (this “Agreement”) dated as of March 18, 2010, among FIVE STAR QUALITY CARE, INC., a Maryland corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, Jefferies Finance LLC, as lead arranger (in such capacity, the “Arranger”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and Jefferies Group Inc., as issuing bank (in such capacity, the “Issuing Bank”) for the Lenders.

WITNESSETH:

WHEREAS, Borrower has requested the Lenders to extend credit in the form of Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $35,000,000;

WHEREAS, Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $10,000,000, to support payment obligations incurred by Borrower and its Subsidiaries;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Lender making such financial accommodations available to the Borrower under this Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Lender on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Agreement is a condition to the Lender making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                            Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan comprising such Borrowing is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accession Agreement” shall mean an Accession Agreement substantially in the form of Exhibit A.

“Account Control Agreement” shall mean: (a) the Depositary Agreement with respect to the Primary Borrower Account and, if applicable, certain Provider Accounts; (b) a Government Depositary Agreement with respect to Provider Accounts; and (d) a control agreement in form acceptable to the Administrative Agent in its sole discretion with respect to any other deposit account.

“Account Debtor” shall mean any Person that is obligated on or under an Account.

“Accounts” shall mean all present and future “accounts” and “payment intangibles” (as each such term is defined in the UCC) and in any event shall include any and all Health-Care-Insurance Receivables and Government Receivables.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a)(i) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) 2.00%.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other Person appointed as the successor administrative agent pursuant to Article XI.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Advances” shall have the meaning assigned to such term in the UBS Credit-Line Agreement.

“Advisors” shall mean legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affected Account” means an Account of a Relevant Existing Provider or a Released Guarantor that is generated by, and only by, the operation of an Affected Property by such Relevant Existing Provider or Released Guarantor, as applicable.

“Affected Property” shall mean (i) each of the Properties listed on Schedule 1.01(a) attached hereto that are encumbered by mortgages in favor of the SNH Lender to secure the SNH Financing and (ii) any Property that, after the date hereof, is encumbered by a mortgage securing Nonrecourse Indebtedness permitted under Section 6.03(c).

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.08, the term “Affiliate” shall also include (i) any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the Person specified or (ii) any Person that is an officer or director of the Person specified.  For purposes of this Agreement, the Borrower and its Subsidiaries (including the Borrower) shall not be deemed to be Affiliates of SNH and its Subsidiaries so long as each of the board of directors of the Borrower and the board of trustees of SNH has at least one independent director who does not serve as both a director of the Borrower and a trustee of SNH.  The term “independent director” has the meaning given such term under the listing requirements of the New York Stock Exchange, in the case of SNH, and the American Stock Exchange, in the case of the Borrower.

“Agents” shall mean the Arranger, the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the one month Adjusted LIBOR Rate in effect on such day plus 1.00%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Applicable Law” shall mean all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” shall mean (i) 3.00% for ABR Revolving Loans and (ii) 4.00% for Eurodollar Revolving Loans.

“Approved Amount” shall have the meaning assigned to such term in the UBS Credit-Line Agreement.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required pursuant to Section 12.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Base Rate” shall mean, for any day, the U.S. Prime Lending rate as published in The Wall Street Journal, each change in the Base Rate shall be effective on the date such change is effective.  The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Benefit Arrangement” shall mean at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such Person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Revolving Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean an amount equal to 85% of the amount Eligible Accounts minus customary and appropriate reserves as determined by the Administrative Agent from time to time in accordance with Section 2.17.

“Borrowing Base Certificate” shall mean a borrowing base certificate prepared by the chief financial officer or chief accounting officer of the Borrower substantially in the form of Exhibit D or such other form as shall be approved by the Administrative Agent.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, the greater of (a) an amount equal to $500 per annum per bed for a skilled nursing facility, plus $150 per unit for any Senior Housing Asset (other than a skilled nursing facility) or (b) the actual amount of capital expenditures required to be funded by Borrower and its Subsidiaries, on a consolidated basis, under the terms of any lease or operating agreement to which it is a party or by which it or its assets is bound; provided, however, in the case of a Senior Housing Asset leased by Borrower or a Subsidiary from SNH or a Subsidiary of SNH, to the extent the applicable Lease obligates the landlord thereunder to fund capital expenditures with respect to such Senior Housing Asset and such landlord has actually funded such Capital Expenditures, then the amount of Capital Expenditures for such Senior Housing Asset shall be $0 for purposes of this definition.

“Capitalized Lease Obligation” shall mean an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized

Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet prepared in accordance with GAAP as of the applicable date.

“Capital Requirements” shall mean, as to any Person, any matter, directly or indirectly, (a) regarding capital adequacy, capital ratios, capital requirements, the calculation of such Person’s capital or similar matters, or (b) affecting the amount of capital required to be obtained or maintained by such Person or any Person controlling such Person (including any direct or indirect holding company), or the manner in which such Person or any Person controlling such Person (including any direct or indirect holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Cash Equivalents” shall mean, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any Person meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (d) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such Person, and (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above.

“Cash Collateralized” shall mean, with respect to any Letter of Credit, as of any date, that Borrower shall have deposited in the LC Sub-Account, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon.  “Cash Collateralize” shall have the correlative meaning.

“Cash Interest Expense” shall mean, for any period, the total Interest Expense for such period minus all non-cash items constituting Interest Expense.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“CHAMPUS” shall mean the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation and established pursuant to 10 USC §§ 1071-1106, and all regulations promulgated thereunder including without limitation (a) all federal statutes (whether set forth in 10 USC §§ 1071-1106 or elsewhere) affecting CHAMPUS; and (b) all rules, regulations (including 32 CFR 199), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Entities (including, without limitation, the Department of Health and Human Services, the Department of Defense, the Department of Transportation, the Assistant Secretary of Defense (Health Affairs), and the Office of CHAMPUS, or any Person or entity succeeding to the functions of any of the foregoing)

promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law) in each case as may be amended, supplemented or otherwise modified from time to time.

“Change in Law” shall mean (a) the adoption of, or taking effect of, any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 12.13.

“Claims” shall have the meaning assigned to such term in Section 12.03(b).

“Closing Date” shall mean March 18, 2010.

“CMS” shall mean the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean any real or personal property of any of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by this Agreement or any Security Document.

“Collateral Account” shall mean one or more collateral accounts or sub-accounts established and maintained from time to time by the Collateral Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 10.01.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commitment” shall mean such Lender’s Revolving Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Letter” shall mean the Commitment Letter, dated January 21, 2010, between Borrower and Jefferies Finance LLC.

“Communications” shall have the meaning assigned to such term in Section 12.01(d).

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer of Borrower substantially in the form of Exhibit E.

“Concentration Account” shall mean (i) account number 2000027-339804 maintained by and under the control of the Collateral Agent at Wachovia Bank, N.A. or (ii) account number 1135638907 maintained under the control of the Collateral Agent at Citizens Bank, N.A., or such other account under the Control of the Collateral Agent at another financial institution acceptable to the Collateral Agent.

“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Convertible Senior Notes” shall mean those certain convertible senior notes issued by Borrower pursuant to that certain Indenture to be dated on or about October 18, 2006 by and among Borrower, the Convertible Senior Note Guarantors and U.S. Bank National Association, as trustee.

“Convertible Senior Note Guarantors” shall mean, initially, FS Lafayette Tenant Trust, FS Leisure Park Tenant Trust, FS Lexington Tenant Trust, FS Tenant Pool I Trust, FS Tenant Pool II Trust, FS Tenant Pool III Trust and FS Tenant Pool IV Trust, and any other Subsidiary of Borrower that guaranties the Convertible Senior Notes and that is also a Guarantor.

“Credit and Collection Policy” shall mean those receivables credit and collection policies and practices of the Providers in effect on the Closing Date, as modified from time to time in accordance with the terms hereof.

“Credit Event” shall mean any of the following:  (a) the making (or deemed making) of any Loan, (b) the conversion of a Loan and (c) the issuance of a Letter of Credit.

“Credit Extension” shall mean, as the context may require, (a) the making of a Loan by a Lender or (b) the issuance of any Letter of Credit, or the extension of the expiry date or renewal, or any amendment or other modification to increase the amount, of any existing Letter of Credit, by the Issuing Bank.

“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Closing Date (other than as permitted by Section 6.03).

“Debt Service Coverage Ratio” shall mean, as of any date of determination, for the four consecutive fiscal quarters most recently ending prior to such date of determination, the ratio of (a) EBITDA for such four consecutive fiscal quarter period to (ii) Debt Service Expense for such four consecutive fiscal quarter period.

“Debt Service Expense” shall mean, for any period, the aggregate amount of regularly scheduled principal payments of all Funded Debt made or to be made by Borrower or its Subsidiaries during such period (and for the avoidance of doubt, excluding the repayment of any loans under the UBS Credit-Line Agreement out of the proceeds from the purchase of any collateral thereunder by UBS Bank USA) and all Cash Interest Expense for such period, in each case as determined on a consolidated basis by GAAP.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall have the meaning assigned to such term in Section 2.15(c).

“Default Period” shall have the meaning assigned to such term in Section 2.15(c).

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulted Account” shall mean an Account (a) as to which the Account Debtor therefor or any other Person obligated thereon has taken any action, or suffered any event to occur, of the type described in Section 9.01.(f) or (g) or (b) which, consistent with the Credit and Collection Policy, would be written off the applicable Provider’s books as uncollectible; provided, however, that an Account as to which the Account Debtor therefor has suffered a temporary governmental shutdown or delay shall not be a “Defaulted Account”.

“Defaulted Loan” shall have the meaning assigned to such term in Section 2.15(c).

“Defaulting Lender” shall have the meaning assigned to such term in Section 2.15(c).

“Defaulting Period” shall have the meaning assigned to such term in Section 2.15(c).

“Depositary Agreement” shall mean one or more Depositary Account Agreements among Borrower, the Providers, the Collateral Agent and the applicable depositary bank, in a form as may be acceptable to the Administrative Agent.

“Derivatives Contract” shall mean any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc.,

any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” shall mean, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include any Lender).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Revolving Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Revolving Maturity Date, or (c) contains any repurchase or payment obligation which may come into effect prior to the first anniversary of the Revolving Maturity Date.

“Dividends” shall mean, for any given period and without duplication, all Restricted Payments accrued or paid (and in the case of Restricted Payments paid, which were not accrued during a prior period) during such period on Equity Interests issued by Borrower or a Subsidiary.  Dividends shall not include dividends or distributions paid or payable (a) solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; or (b) to Borrower or a Subsidiary.

“Dollars” or “$” shall mean lawful money of the United States.

“EBITDA” shall mean, with respect to Borrower and its consolidated Subsidiaries for any period (without duplication): (A) net income (loss) of such Persons for such period determined on a consolidated basis, exclusive of the following (but only to the extent included in determination of such net income (loss)):  (i) depreciation and amortization, including amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141 and the like; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or non-recurring non-cash losses, and (v) extraordinary or non-recurring cash losses or charges in aggregate amount since the Closing Date not to exceed $4,000,000 and not to exceed in the aggregate $2,000,000 during any period of four consecutive fiscal quarters, minus (B) (i) extraordinary or non-recurring non-cash gains and (ii) extraordinary or non-recurring cash gains in excess in the aggregate amount since the Closing Date of $4,000,000 or in excess in the aggregate of $2,000,000 during any period of four consecutive fiscal quarters.  If Borrower or any Subsidiary has acquired or disposed of (whether by purchase, merger, or otherwise), any of the assets of, or a majority of the Equity Interests in, a Person or a division, line of business or other business unit of a Person during the relevant period for determining compliance with the financial covenants set forth in Section 6.01, EBITDA for the relevant period shall be calculated for such purposes on a Pro Forma Basis.  Any such pro forma calculations may include operating and other expense reductions and other adjustments for such period resulting from any acquisition that is being given pro forma effect to the extent that such operating and other expense reductions and other adjustments (a) are of the type that would be permitted pursuant to Article Xl of

Regulation S-X or (b) are reasonably consistent with the purposes of Regulation S-X as determined in good faith by Borrower and agreed to by the Administrative Agent.

“EBITDAR” shall mean, with respect to Borrower and its consolidated Subsidiaries for any period (without duplication), EBITDA for such period plus Rental Expense for such period.

“Eligible Accounts” shall mean Accounts of Borrower and each Provider other than the following Accounts:

(a)           Accounts which do not arise out of the delivery of Goods or services by a Provider to a Patient;

(b)           Accounts (other than Unbilled Receivables) which have not been billed by the Provider with respect thereto or with respect to which the Provider with respect thereto has not delivered to the Account Debtor in respect thereof supporting claim documents with respect to such Account as have been requested by such Account Debtor;

(c)           Accounts that arise other than in the ordinary course of business of any Provider;

(d)           Healthcare Receivables which are not subject to a Patient Consent Form executed by the Patient (or any other Person legally empowered to act on behalf of such Patient);

(e)           Accounts the obligations of the Account Debtor under which have been Guaranteed by any other Person, are supported by any letter of credit or are secured by a Lien on the assets of such guarantor or Account Debtor unless such Guarantee, letter of credit or Lien has been validly assigned to the Collateral Agent and no Person (other than the Collateral Agent) has any Lien on such Guarantee, letter of credit or Lien;

(f)            Accounts that are outstanding for more than 90 days after the original invoice date of the original invoice related thereto or, in the case of Unbilled Receivables, 150 days after the most recent date the services or Goods giving rise to such Account were provided to the Patient with respect to such Account;

(g)           Accounts of an Account Debtor that is located outside the United States;

(h)           Accounts that are the subject of any setoff or counterclaim (except, in the case of Government Receivables, for statutory rights of Governmental Authorities that are not pending or threatened), or are in dispute, by the Account Debtor or with respect to which there are proceedings or audits currently pending or, to the knowledge of the Loan Parties, threatened, by the Account Debtor with respect to any Provider’s operations, including, specifically, its billing practices;

(i)            Accounts in which Lender does not, for any reason, have a first priority, perfected and enforceable Lien (subject to Applicable Laws restricting the enforceability against a Governmental Authority of the assignment of Accounts arising under Medicare and Medicaid);

(j)            Accounts which are subject to any Liens other than Permitted Liens;

(k)           Accounts as to which Borrower or a Provider is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process other than as a result of the Applicable Laws restricting the enforceability against a Governmental Authority of the assignment of Accounts arising under Medicare and Medicaid;

(l)            any Account that is not a true and correct statement of bona fide debt incurred in the amount of the Account and that is not disputed by the applicable Account Debtor;

(m)          Accounts as to which any of the representations or warranties with respect to such Accounts contained in any of the Loan Documents or Provider Documents are not true;

(n)           any Account to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(o)           Accounts of any Account Debtor which (i) is subject to a case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) has filed a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) has applied for, consented to, or with respect to which, a receiver, custodian, trustee, or liquidator to be, or has been appointed of itself or of a substantial part of its property, domestic or foreign; (iv) has made a general assignment for the benefit of creditors; (v) has made a conveyance fraudulent as to creditors under any Applicable Law; or (vi) has taken any corporate or partnership action for the purpose of effecting any of the foregoing;

(p)           Accounts of any Account Debtor that is an Affiliate of Borrower, any Subsidiary or any Provider;

(q)           Accounts arising out of workers’ compensation or personal injury claims;

(r)            Accounts the Account Debtor of which is a Sanctioned Person or Sanctioned Entity;

(s)           Accounts originated by, or acquired from, a Provider that is not a Loan Party, and any Affected Account;

(t)            Defaulted Accounts;  or

(u)           Accounts of Providers that are not Material Providers to the extent such Accounts exceed 10% of all Eligible Accounts.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by any Company or any of its ERISA Affiliates.

“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to health, safety or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.

“EOB” shall mean the explanation of benefit from an Obligor that identifies the services rendered on account of the Account specified therein.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), or if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.  Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against such Person or such Subsidiary; provided, however, that such Person or such Subsidiary shall continue to be an ERISA Affiliate of such Person or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such Person or such Subsidiary prior to the expiration of such six-year period.

“ERISA Group” shall mean Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” shall have the meaning assigned to such term in Article IX, and shall include any Default.

“Exchange Act” has the meaning set forth in Section 9.01(m)(i).

“Excluded Subsidiary” shall mean (a) any Subsidiary (i) holding title to assets which are or are to become collateral for any Secured Indebtedness of such Subsidiary and (ii) which is prohibited from Guarantying the Indebtedness of any other Person pursuant to (x) any document, instrument or agreement evidencing such Secured Indebtedness or (y) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness and (b) the Insurance Subsidiaries.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.15), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.14(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Existing Credit Agreement” shall mean the Credit and Security Agreement dated as of May 9, 2005, between Borrower and Wachovia Bank, National Association, as amended.

“Fair Market Value” shall mean, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential Fee Letter, dated January 21, 2010, between Borrower and Jefferies Finance LLC.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and the other fees referred to in Section 2.05(d).

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fixed Charge Coverage Ratio” shall mean, for the fiscal quarter most recently ending prior to the date of determination, the ratio of (a) EBITDAR for such fiscal quarter to (b) Fixed Charges for such fiscal quarter.

“Fixed Charges” shall mean, for any period, the aggregate amount of the following of Borrower and its Subsidiaries determined on a consolidated basis for such period: (a) interest expense, (b) all regularly scheduled principal payments made with respect to Indebtedness of Borrower and its Subsidiaries during such period, (c) Dividends, (d) Capital Expenditures and (e) Rental Expense.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Funded Debt” means, with respect to Borrower and its Subsidiaries as of the date of determination thereof and as determined on a consolidated basis in accordance with GAAP, all Indebtedness for borrowed money.

“Funding Default” shall have the meaning assigned to such term in Section 2.15(c).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Government Lockbox Account” shall mean (a) each of the accounts identified on Schedule 3.01(cc) as a Government Lockbox Account listed on Schedule 3.01(cc) established to deposit all cash collections, wire transfers, electronic funds transfers and other cash proceeds of Provider Accounts from the applicable Governmental Authority, including collections received by wire transfer directly from applicable the Governmental Authority and (b) each other account established as a Government Lockbox Account pursuant to Section 5.14(b).

“Government Receivables” shall mean, collectively, any and all Accounts owing by any Governmental Authority and shall in any event include all (a) Medicare Accounts or (b) Medicaid Accounts.

“Governmental Approvals” shall mean all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Entities” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 12.04(h).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean each Subsidiary listed on Schedule 1.01(c), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement and the Security Documents pursuant to Section 5.13.

“Hazardous Materials” shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Healthcare Laws” shall have the meaning set forth in Section 3.01(e).

“Healthcare Receivables” shall mean, collectively, (a) all Government Receivables, (b) all Health-Care-Insurance Receivables and (c) all other Accounts to the extent that the same arise out of healthcare goods or services, excluding however any Accounts of which the Account Debtor is not a Third Party Payor or a Patient arising out of goods or services provided in connection with the operation of any independent living apartments or congregate care community or assisted living community, or in connection with pharmacy services.

“HIPAA” shall have the meaning set forth in Section 3.01(e).

“Indebtedness” shall mean, with respect to a Person, at the time of computation thereof, all of the following (without duplication):  (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (1) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (2) evidenced by bonds, debentures, notes or similar instruments, or (3) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered;

(c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (1) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP and (2) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any take out commitment or forward equity commitment (excluding, in the case of Borrower and its Subsidiaries, any such obligation that can be satisfied solely by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (excluding guarantees required under Applicable Laws, or by any Governmental Authority, as a condition to ownership or operation of Senior Housing Assets); and (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation, valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (1) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (2) the Fair Market Value of such property or assets.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 12.03(b).

“Information” shall have the meaning assigned to such term in Section 12.12.

“Insolvency Laws” shall mean the Bankruptcy Code of the United States, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Insurance Subsidiary” shall mean any of Five Star Insurance, Inc., Senior Living Insurance, Co., Ltd. and Affiliate Insurers, Limited.

“Insurer” shall mean any Person (other than a Governmental Authority) which in the ordinary course of its business or activities agrees to pay for healthcare goods and services received by individuals, including commercial insurance companies, nonprofit insurance companies (such as Blue Cross, Blue Shield entities), employers or unions which self-insure for employee or member health insurance, prepaid health care organizations, preferred provider organizations and health maintenance organizations.

“Insurer” includes insurance companies issuing health, personal injury, workers’ compensation or other types of insurance but does not include any individual guarantors.

“Intellectual Property” shall have the meaning set forth in Section 3.01(s).

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit G.

“Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)           imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrower and its Subsidiaries for such period;

(b)           commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing, receivables financings and similar credit transactions for such period;

(c)           amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;

(d)           cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Borrower or any of its Wholly Owned Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(e)           all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;

(f)            the interest portion of any payment obligations of Borrower or any of its Subsidiaries for such period deferred for payment at any future time, whether or not such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness and/or contingent obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; and

(g)           all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (h) or (i) of the definition of “Indebtedness” for such period.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each calendar month to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Revolving Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Revolving Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Revolving Loan, the Revolving Maturity Date (or such earlier date on which the Revolving Commitments are terminated) and, after such maturity (or termination as the case may be), on each date on which demand for payment is made.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.

“ISP” shall mean, with respect to any Letter of Credit, the ‘International Standby Practices 1998’ (or ‘ISP 98’) published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” shall mean, as the context may require, (a) Jefferies Group Inc. (directly or indirectly through its Affiliates, through The Bank of New York directly or indirectly through its Affiliates or through any other party acceptable to Jefferies Group Inc.), with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.16(j) and (k) with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Junior Claims” shall have the meaning set forth in Section 7.04.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.16; provided that at no time shall the LC Commitment exceed the Revolving Commitment.  The amount of the LC Commitment shall be $10,000,000 on the Closing Date.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, as at any date of determination, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time.  The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.  For all purposes of this Agreement and the other Loan Documents, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any other equivalent applicable rule with respect to force majeure events), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.16(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the Issuing Bank.

“LC Sub-Account” shall have the meaning assigned to such term in Section 10.01(d).

“Lease” shall mean any lease pursuant to which a Loan Party leases a Senior Housing Asset from any other Person.

“Legal Requirements” shall mean, as to any Person, the Organizational Documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, Order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lenders” shall mean (a) the financial institutions and other Persons party hereto as “Lenders” on the date hereof, and (b) each financial institutions or other Person that becomes a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution or Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” shall mean any Standby Letter of Credit issued or to be issued by an Issuing Bank for the account of Borrower or one of its Subsidiaries pursuant to Section 2.16.

“Letter of Credit Documents” shall mean, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Expiration Date” shall mean the date which is one Business Day prior to the Revolving Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.  “Reuters Screen LIBOR01” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” as applied to the property of any Person shall mean:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan Documents” shall mean this Agreement, each Letters of Credit Document, the Notes (if any), the Security Documents, each Accession Agreement and, except for purposes of Section 12.02(b), the Fee Letter.

“Loan Parties” shall mean Borrower and the Guarantors.

“Loans” shall mean a Revolving Loan.

“Mandatorily Redeemable Stock” shall mean, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the Revolving Maturity Date.

“Material Adverse Effect” shall mean a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of (i) the Borrower, (ii) the Providers that are Loan Parties taken as a whole or (iii) the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and/or any Lender under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of the Reimbursement Obligations.

“Material Provider” shall mean each of the Providers set forth on Schedule 1.01(d).

“Material Subsidiary” shall mean any Subsidiary to which 5% or more of EBITDA during any fiscal quarter of the Borrower is, directly or indirectly, attributable.

“Maximum Rate” shall have the meaning assigned to such term in Section 12.13.

“Medicaid” shall mean, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all government authorities promulgated in connection with such program

(whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all governmental authorities promulgated in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Misdirected Payment” shall mean any form of payment in respect of an Account of a Provider made by an Account Debtor in a manner other than as provided in the notice sent to such Account Debtor or other than as provided in Section 8.13, including, in the case of a check received by a Provider with respect to a payment made by an Account Debtor that is not a Governmental Authority, the failure to deposit such check in the Primary Borrower Account within one Business Day of receipt of such check.

“Monthly Report” shall mean a report prepared by the chief financial officer or chief accounting officer of the Borrower regarding the Accounts of Borrower and the Guarantors setting for the agings of such Accounts and such other information as the Administrative Agent may reasonably request, all in form and detail reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Pledge” shall mean a provision of any agreement (other than this Agreement or any other Loan Document) that prohibits or limits the creation or assumption of any Lien on any assets of a Person or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets or that limits the encumbrance of specific assets or pools or assets in combination with other assets or pools of assets, shall not constitute a Negative Pledge for purposes of this Agreement.

“New Operator” shall mean, for each Affected Property, the wholly owned, single purpose subsidiary of the Borrower to which the Relevant Existing Provider or Released Guarantor that operates such Affected Property will, on or after the consummation of the SNH Financing, or may, on or after the consummation of any subsequent financing permitted under Section 6.03(c), transfer all of such Person’s licenses, permits and other operating assets relating to such Affected Property.

“New Tenant” shall mean FVE FM Financing, Inc., a wholly owned Subsidiary of the Borrower to whom the New Landlord has leased the Affected Properties described on Schedule 1.01(a) in connection with the SNH Financing.

“Nonrecourse Indebtedness” shall mean, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud,

misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Notes” shall mean any notes evidencing the Revolving Loans issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit I.

“Obligations” shall mean (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“OFAC” shall mean The United States Department of the Treasury Office of Foreign Assets Control.

“Officers’ Certificate” shall mean a certificate executed by (a) the chairman of the Board of Directors (if an officer), the chief executive officer or the president and (b) one of the Financial Officers, each in his or her official (and not individual) capacity.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation or deed of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equityholders or shareholders registry of such Person), (d) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (e) in any other case, the functional equivalent of the foregoing, and (f) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges (including fees and expenses to the extent incurred with respect to any such taxes or charges) or similar levies (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 12.04(e).

“Participant Register” shall have the meaning assigned to such term in Section 12.04(e).

“Patient” shall mean any natural Person to whom Goods or services giving rise to an Account are provided by a Provider.

“Patient Consent Form” shall mean a consent form sufficient under Applicable Law to permit the applicable Provider to disclose to the Collateral Agent information regarding the patient which information is necessary to permit the Collateral Agent to collect any Account owing in respect of such patient.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or any of its ERISA Affiliates or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Permitted LC Debt” shall mean Indebtedness of the Borrower, any Subsidiary or other Loan Party in respect of letters of credit (other than a Letter of Credit) so long as the outstanding amount of such Indebtedness does not exceed $11,000,000 in the aggregate.

“Permitted Liens” shall mean, as to any Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not at the time required to be paid or discharged under Section 8.6. or (ii) if such Lien is the responsibility of a financially responsible tenant, operator, mortgagor or manager to discharge; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; (d)  Liens in favor of the Collateral Agent, for the benefit of the Secured Parties; (e) deposits to secure trade contracts (other than for Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) the interests of tenants, subtenants, operators or managers of Properties; (g) Liens required under Applicable Law, or by any Governmental Authority, as a condition to ownership or operation of Senior Housing Assets; (h) Liens which are also secured by restricted cash or Cash Equivalents of equal or greater value; and (i) the Liens created by the SASAs executed and delivered by each Relevant Existing Provider, each Released Guarantor and each New Operator.

“Person” shall mean any natural Person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Plan” shall mean at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” shall have the meaning assigned to such term in Section 12.01(d).

“Preferred Stock” shall mean, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Preferred Stock Issuance” shall mean the issuance or sale by any Company of any Preferred Stock after the Closing Date.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Primary Borrower Account” shall mean each of the accounts identified on Schedule 3.01(cc) as Primary Borrower Accounts, established by the Borrower to deposit all cash collections, wire transfers, electronic funds transfers and other cash Proceeds of Accounts (other than Proceeds from Affected Accounts) from non-Governmental Authorities, including collections received by wire transfer directly from non-Governmental Authorities and any successor account established pursuant to Section 5.14(b).

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any and all acquisitions, asset sales and Indebtedness or other liabilities incurred in connection therewith as if such acquisition, asset sale or incurrence of Indebtedness had been consummated or incurred as of the beginning of such period.  For purposes of this definition, if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment.

“Property” shall mean any parcel of real property and related personal property, either owned or leased by the Borrower, any Provider or any other Subsidiary.

“Provider” shall mean each Guarantor that operates a Senior Housing Asset and that is identified as one of the “Providers” on Schedule 3.01(b) or identified as a “Provider” in an Accession Agreement, as applicable.

“Provider Account(s)” shall mean the Government Lockbox Accounts.

“Register” shall have the meaning assigned to such term in Section 12.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act as from time to time in effect and all official rulings and interpretations thereunder or thereof..

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.16(e) to reimburse LC Disbursements.

“Related Person” shall mean, with respect to any Person, (a) each Affiliate of such Person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and Controlling Persons of each of the foregoing, and (b) if such Person is an Agent, each other Person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 11.05 or any comparable provision of any Loan Document.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any real property.

“Released Guarantors” shall mean (i) each Provider listed on Schedule 1.01(f) attached hereto and (ii) any Provider designated by the Borrower to the Administrative Agent after the date hereof that incurs Non-Recourse Indebtedness permitted under Section 6.03(c).

“Relevant Existing Provider” shall mean (i) each Provider listed on Schedule 1.01(g) attached hereto and (ii) any Provider designated by the Borrower to the Administrative Agent after the date hereof that incurs Non-Recourse Indebtedness permitted under Section 6.03(c).

“Rental Expense” shall mean, with respect to Borrower and its Subsidiaries for any period, the sum of (a) lease, rental and all other payments made in respect of or in connection with the use of property (whether real, personal or mixed) by Borrower and its Subsidiaries with respect to such period other than payments with respect to Capitalized Lease Obligations and (b) (x) the pro forma impact of additional rental expense incurred in connection with capital expenditures by Borrower and its Subsidiaries in respect of Senior Housing Assets leased from SNH or a Subsidiary of SNH, which capital expenditures have been funded or reimbursed by SNH or its Subsidiaries and (y) an amount equal to (x) the product of (1) the weighted daily average during such period of additional rental expense incurred in connection with capital expenditures by Borrower and its Subsidiaries in respect of Senior Housing Assets leased from SNH or a Subsidiary of SNH, which capital expenditures have not yet been funded or reimbursed by SNH or its Subsidiaries, multiplied by (2) 8.0%, multiplied by (3) the number of days in the period, divided by (y) 360.  If Borrower or any Subsidiary has incurred additional rental expense during the relevant period for determining EBITDAR or Fixed Charges, clause (b)(x) of this definition of Rental Expense for the relevant period shall be calculated for such purposes after giving pro forma effect to such additional rental expense had occurred on the first day of the relevant period for determining Rental Expense.

“Required Lenders” shall mean, at any date of determination, Lenders having Loans, LC Exposure and unused Revolving Commitments representing more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitment at such time.

“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, the chief financial officer or treasurer of such Person.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Borrower or any Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower or any Subsidiary now or hereafter outstanding.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (a) the Business Day preceding the Revolving Maturity Date and (b) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Annex I or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04.  The aggregate principal amount of the Lenders’ Revolving Commitments on the Closing Date is $35,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01.  Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Revolving Maturity Date” shall mean March 18, 2013, or, if such date is not a Business Day, the first Business Day thereafter.

“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” shall mean a Person named on the list of “Specially Designated Nationals” or “Blocked Persons”, or any successor list, maintained by the OFAC as published from time to time.

“SASA” means each subordination, assignment and security agreement relating to the SNH Financing and executed by a Relevant Existing Provider, a Released Guarantor or a New Operator for each Affected Property listed on Schedule 1.01(a) that such Person operates.

“Secured Indebtedness” shall mean, with respect to a Person as of any date of determination, the aggregate principal amount of all Indebtedness of such Person outstanding at such date and that is secured in any manner by any Lien.

“Secured Parties” shall mean, collectively, with respect to the Obligations, the Administrative Agent, the Collateral Agent, each other Agent and the Lenders.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Filings” has the meaning set forth in Section 5.01(d)(ii).

“Security Documents” shall mean this Agreement, each Account Control Agreement, each collateral assignment of leases referred to in Section 4.01(b)(iv) or Section 5.17 and any other security agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Collateral Agent’s Liens, for the benefit of the Secured Parties, in any of the Collateral.

“Senior Housing Asset” shall mean any one or more of the following:  (a) senior residences, (b) independent living facilities, (c) congregate communities, (d) assisted living facilities, (e) nursing homes, (f) hospitals, (g) pharmacies and (h) other Property primarily used for senior citizen residences or health care services, together with other improvements incidental thereto.

“Shared Services Agreement” shall mean that certain Amended and Restated Business Management and Shared Services Agreement dated as of January 4, 2010 by and between the Borrower and Reit Management & Research LLC.

“SNH” shall mean Senior Housing Properties Trust, a Maryland real estate investment trust.

“SNH Credit Agreement” shall mean that certain Master Credit Facility Agreement dated as of August 4, 2009 by and among the SNH Lender and SNH FM Financing LLC, as borrower, as amended from time to time.

“SNH Financing” shall mean that certain Term Loans made by the SNH Lender in the original principal amount of $512,934,000 pursuant to the SNH Credit Agreement.

“SNH Lender” shall mean Citibank, N.A., and its successors and assigns.

“SNH Loan Documents” shall mean the SNH Credit Agreement, each SASA, each mortgage encumbering an Affected Property listed in Schedule 1.01(a) and each other agreement, document and instrument executed and delivered in connection therewith, each as amended from time to time in accordance with Section 6.07.

“Solvency Certificate” shall have the meaning assigned to such term in Section 4.01(i).

“Solvent” shall mean, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“SPC” shall have the meaning assigned to such term in Section 12.04(h).

“SPC Debt” shall mean indebtedness incurred by a Trust which limits such Trust’s business to that of a “special purpose entity” or that otherwise is intended to make such Trust a “bankruptcy remote” entity.

“Standby Letter of Credit” shall mean any letter of credit or similar instrument issued pursuant to this Agreement in the ordinary course of Borrower’s and its Wholly Owned Subsidiaries’ businesses to support (i) obligations of Borrower or any of its Wholly Owned Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of Borrower or any of its Wholly Subsidiaries as are reasonably acceptable to the Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (x) any other Indebtedness or other obligations that are subordinated in right of payment to the Obligations and (y) any Equity Interests).

“Stated Amount” shall mean the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including Regulation D (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)).  Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Supermajority Lenders” shall mean, at any date of determination, Lenders having Loans, LC Exposure and unused Revolving Commitments representing more than 66 and 2/3% of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitment at such time.

“Synthetic Lease Obligations” shall mean, with respect to any Person, all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (1) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP and (2) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Third Party Payor” shall mean any Governmental Authority, insurance company, health maintenance organization, preferred provider organization or similar entity that is obligated to make payments with respect to an Account.

“Third Party Payors’ Programs” shall have the meaning set forth in Section 3.01(w).

“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the initial Credit Extensions hereunder, (b) the termination of the Existing Credit Agreement and (c) the payment of all fees, costs and expenses to be paid on or prior to the Closing Date owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Trust” shall mean any of FS Leisure Park Tenant Trust, FS Lafayette Tenant Trust, FS Lexington Tenant Trust, FS Tenant Pool I Trust, FS Tenant Pool II Trust, FS Tenant Pool III Trust and FS Tenant Pool IV Trust.

“Type” shall mean, when used in reference to any Loan or Borrowing, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined on the basis of Adjusted LIBOR Rate or the Alternate Base Rate.

“Unbilled Receivable” shall mean an Account in respect of which the goods have been shipped, or the services rendered, to the relevant customer or patient, and rights to payment therefor have accrued, but the invoice has not been rendered to the applicable Account Debtor.

“UBS Credit-Line Agreement” shall mean the Credit Line Account Application and Agreement and the various addenda thereto, each executed on or about December 22, 2009 by Borrower and accepted by UBS Bank USA.

“UBS Credit-Line Availability” shall mean, as of any date of determination, the Approved Amount minus the aggregate principal amount of Advances outstanding as of such date of determination.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” and “U.S.” shall mean the United States of America.

“Unsecured Indebtedness” shall mean, with respect to a Person as of any date of determination, the aggregate principal amount of all Indebtedness of such Person outstanding at such date that is not Secured Indebtedness.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) at such time.

Section 1.02                            Terms Defined in the UCC. All other terms contained in this Agreement (which are not specifically defined in this Agreement) shall have the meanings set forth in the UCC to the extent the same are used or defined therein, specifically including, but not limited to the following: Chattel Paper, Deposit Account, Health-Care-Insurance Receivable, Goods, Investment Property, Instrument, Letter-of-Credit Rights, Money, Obligor, Proceeds, Securities Account, Supporting Obligation and Tangible Chattel Paper.

Section 1.03                            Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.04                            Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”.  The words “asset” and “property” shall be construed to have the same meaning and effect.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.05                            Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof.  If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and Borrower or the Required Lenders shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in

GAAP (subject to approval by the Required Lenders and Borrower); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.01) that would have resulted if such financial statements had been prepared without giving effect to such change.

Section 1.06                            Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.07                            Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof or thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II
THE CREDITS

Section 2.01                            Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly to make Revolving Loans to Borrower, at any time and from time to time after the Closing Date until the earlier of the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (a) such Lender’s Revolving Exposure at such time exceeding such Lender’s Revolving Commitment at such time or (b) the sum of the total Revolving Exposures at such time exceeding the lesser of (i) the total Revolving Commitments at such time and (ii) the Borrowing Base at such time.

Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02                            Loans.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.16(e)(ii), (x) any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b)                                 Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Revolving Loans as Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Revolving Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Lender to make such Loan and Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time;

provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than six Eurodollar Borrowings outstanding hereunder at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)                                  Except with respect to Loans made pursuant to Section 2.16(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate from time to time not later than 10:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders within two Business Days.

(d)                                 Unless the Administrative Agent shall have received written notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c), and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation, and (ii) in the case of Borrower, the interest rate applicable at the time to ABR Loans.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e)                                  Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

Section 2.03                            Borrowing Procedure.  To request a Revolving Borrowing, Borrower shall deliver, by hand delivery or telecopy (or transmit by other electronic transmission, if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)                                  the aggregate amount of such Borrowing;

(b)                                 the date of such Borrowing, which shall be a Business Day;

(c)                                  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d)                                 in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto;

(e)                                  the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(f)                                    that the conditions set forth in Sections 4.02(b), (c) and (d) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04                            Evidence of Debt; Repayment of Loans.  (a)  Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to Sections 2.04(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e)                                  Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note.  In such event, Borrower shall promptly (and, in all events, within five Business Days of receipt of such request) prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit I, as the case may be.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05                            Fees.

(a)                                  Commitment Fee.  Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to 0.50% per annum of the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates.  Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Commitment terminates.  Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Commitment Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b)                                 Administrative Agent Fees.  Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c)                                  LC and Fronting Fees.  Borrower agrees to pay to (i) the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.25% per annum (or such lesser rate per annum as the Issuing Bank may from time to time agree) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate.  Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this Section 2.05(c) shall be payable within five Business Days after demand therefor.  All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)                                 Other Fees.  Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between Borrower and the applicable Agents.

(e)                                  Payment of Fees.  All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay (i) the Fronting Fees directly to the Issuing Bank, and (ii) the Fees provided under Section 2.05(d) directly to the Agents.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06                            Interest on Loans.  (a)  Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)                                 Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)                                  Notwithstanding the foregoing, during an Event of Default, all Obligations shall, bear interest, after as well as before judgment, at a per annum rate equal to 4.0% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) (including interest on past due interest) and all interest accrued but unpaid on or after the Revolving Maturity Date shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13, bear interest for one day.  The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07                            Termination and Reduction of Commitments.  (a)  The Revolving Commitments and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b)                                 At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c)                                  Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least five Business Days prior to the effective date of such termination or reduction (which effective date shall be a Business Day), specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section 2.07 shall be irrevocable.  Any termination or reduction of the shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.08                            Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08.  Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding anything to the contrary Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than six Eurodollar Borrowings outstanding hereunder at any one time.

(b)                                 To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or telecopy, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable.

(c)                                  Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09                            Optional and Mandatory Prepayments of Loans.  (a)  Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 (or, if less, the full amount of such Borrowing).

(b)                                 Revolving Loan Prepayments.  (i)  In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and either (A) replace all outstanding Letters of Credit or (B) Cash Collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.16(i).

(ii)                                  In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Revolving Borrowings and second, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.16(i) in an aggregate amount sufficient to eliminate such excess.

(iii)                               In the event that the sum of all Lenders’ Revolving Exposures exceeds the lesser of (A) the Revolving Commitments then in effect and (B) the Borrowing Base then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Revolving Borrowings, and second, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.16(i) in an aggregate amount sufficient to eliminate such excess.

(iv)                              In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.16(i) in an aggregate amount sufficient to eliminate such excess.

(c)                                  Application of Prepayments.

(i)                                     Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Revolving Loans.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Revolving Loans.

(ii)                                  Notice of Prepayment.  Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Such notice to the Lenders may be by electronic communication.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.09.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.10                            Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                  the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.11                            Increased Costs; Change in Legality.  (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against property of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank; or

(ii)                                  impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Revolving Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Revolving Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered, it being understood that, to the extent duplicative of the provisions of Section 2.14, this Section 2.11 shall not apply to Taxes; provided, that (i) Borrower shall be under no obligation to compensate such Lender or the Issuing Bank with respect to any period prior to the date that is 180 days prior to the date on which such Lender or the Issuing Bank makes a claim hereunder if such Lender or the Issuing Bank prior to such date knew or would reasonably be expected to know of the circumstances giving rise to the claim hereunder or the fact that such circumstances would result in the claim hereunder, and (ii) the foregoing limitation shall not apply to any claims arising out of the retroactive application of any Change in Law within such 180-day period.  The protection of this Section 2.11 shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b)                                 If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, for any such reduction suffered.

(c)                                  A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Sections 2.11(a) or (b) shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(d)                                 Subject to the proviso contained in the last sentence of Section 2.11(a), failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

(e)                                  Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Revolving Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Revolving Loan, then, by written notice to Borrower and to the Administrative Agent:

(i)                                     such Lender may declare that Eurodollar Revolving Loans will not thereafter (for the duration of such unlawfulness (as determined in good faith by such Lender)) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Revolving Loans), whereupon any request for a Eurodollar Revolving Loan (or to convert an ABR Loan to a Eurodollar Revolving Loan or to continue a Eurodollar Revolving Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Revolving Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn by such Lender by written notice to Borrower and to the Administrative Agent; and

(ii)                                  such Lender may require that all outstanding Eurodollar Revolving Loans made by it be converted to ABR Loans, in which event all such Eurodollar Revolving Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.12(f).

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Revolving Loans that would have been made by such Lender or the converted Eurodollar Revolving Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Revolving Loans.

(f)                                    For purposes of Section 2.11(e), a notice to Borrower by any Lender shall be effective as to each Eurodollar Revolving Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Revolving Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

Section 2.12                            Breakage Payments.  In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Revolving Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Revolving Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Revolving Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.15, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Revolving Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate plus the Applicable Margin (together with any interest payable at the Default Rate, if then applicable) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof.

Section 2.13                            Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.11, 2.12 or 2.14, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, New York 10022 Attn:  Five Star Account Manager, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.11, 2.12, 2.14 and 12.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(c)                                  If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 12.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.12(c) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in LC Disbursements to any assignee or participant, other than to any Company or any Affiliates thereof (as to which the provisions of this Section 2.12(c) shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.12(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.12(c) to share in the benefits of the recovery of such secured claim.

(d)                                 Unless the Administrative Agent shall have received written notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.13(d), 2.16(d), 2.16(e) or 12.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.14                            Taxes.  (a)  Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that if Borrower shall be required by applicable Legal Requirements to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions, reductions or withholdings applicable to additional sums payable under this Section 2.14) the Administrative Agent, any Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) Borrower shall make such deductions, reductions or withholdings and (iii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b)                                 In addition, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c)                                  Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within three Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Bank (in each case, with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days following any such payment being due, by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.  If Borrower fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other documentary evidence, Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank for any incremental Taxes or expenses that may become payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, as a result of any such failure.

(e)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  Each Foreign Lender shall (i) furnish either (a) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN (or successor form) or (b) two accurate and complete originally executed U.S. Internal Revenue Service Forms W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code shall also furnish a “Non-Bank Certificate” in the form of Exhibit L if it is furnishing a Form W-8BEN.

(f)                                    If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.14 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within ten Business Days after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority.  Nothing contained in this Section 2.14(f) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential or privileged to Borrower or any other Person.  Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

Section 2.15                            Mitigation Obligations; Replacement of Lenders.  (a)  Mitigation of Obligations.  If any Lender requests compensation under Section 2.11(a) or (b), or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.11(a), 2.11(b) or 2.14, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender.  Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b)                                 Replacement of Lenders.  In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.11(a) or (b), (ii) any Lender or the Issuing

Bank delivers a notice described in Section 2.11(e), (iii) Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.14, (iv) any Lender fails to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and, which, in each case, has been consented to by all other Lenders or all other affected Lenders, as the case may be, or (v) any Lender becomes a Defaulting Lender (as defined below) or the Issuing Bank defaults in its obligations to make Loans or issue Letters of Credit, as the case may be, or other extensions of credit hereunder, Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 12.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) except in the case of clause (iv) above if the effect of such amendment, waiver or other modification of the applicable Loan Document would cure any Default then ongoing, no Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the prior written consent of the Issuing Bank), which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans or LC Disbursements of such Lender or the Issuing Bank, respectively, affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender or such Issuing Bank hereunder (including any amounts under Sections 2.11 and 2.12); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.11(a) or (b) or notice under Section 2.11(e) or the amounts paid pursuant to Section 2.14, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.11(e), or cease to result in amounts being payable under Section 2.14, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to Section 2.15(a)), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.11(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.11(e) or shall waive its right to further payments under Section 2.14 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender and the Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender and the Issuing Bank as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.15(b).

(c)                                  Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender (a “Defaulting Lender”) (i) fails to fund (a “Funding Default”) any portion of its loans or letter of credit participations (a “Defaulted Loan”) within three Business Days of the date required to be funded hereunder, (ii) provides notification to the Borrower, the Administrative Agent or the Issuing Bank in writing that such Lender does not intend to comply with its funding obligations hereunder or (iii) becomes the subject of a bankruptcy or insolvency proceeding, or has a receiver, conservator, trustee or custodian appointed for it, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has a receiver, conservator, trustee or custodian appointed for it, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such

Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (a) any voluntary prepayment of the Loans pursuant to Section 2.09(a) shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.09(a) as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (b) any mandatory prepayment of the Loans pursuant to Section 2.09 shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) in accordance with Section 2.09 as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b), (iii) the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans and LC Exposure shall be excluded for purposes of calculating the commitment fee payable to Revolving Lenders pursuant to Section 2.05(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.05(a) with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender, and (iv) the Revolving Exposure of all Lenders as at any date of determination shall be calculated as if such Defaulting lender had funded all Defaulted Loans of such Defaulting Lender.

For purposes of this Agreement, (i) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date such Lender becomes a Defaulting Lender and ending on the earliest of the following dates:  (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (c) the date on which Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (ii) “Default Excess” shall mean, with respect to any Defaulting Lender, (i) the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender plus (ii) the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate unreimbursed LC Disbursements (calculated as if all Defaulting Lenders (including such Defaulting Lender) had made all payments in respect of their respective participations of unreimbursed LC Disbursements) over the aggregate amount of payments made by such Defaulting Lender in respect of unreimbursed LC Disbursements.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.15(c), performance by Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of Section 2.15(c).  The rights and remedies against a Defaulting Lender under Section 2.15(c) are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any Funding Default and that the

Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.16                            Letters of Credit. (a)  General.  Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue (or cause to be issued) Letters of Credit for its own account or the account of a Wholly Owned Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Wholly Owned Subsidiary).  The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, (i) the LC Exposure would exceed the LC Commitment at such time or (ii) the total Revolving Exposure at such time would exceed the lesser of (A) the total Revolving Commitments at such time and (B) the Borrowing Base at such time.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Request for Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved in writing by the Issuing Bank) an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i)                                     the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii)                                  the face amount thereof;

(iii)                               the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv)                              the name and address of the beneficiary thereof;

(v)                                 whether the Letter of Credit is to be issued for its own account or for the account of one of its Wholly Owned Subsidiaries (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Wholly Owned Subsidiary);

(vi)                              the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii)                           the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii)                        such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i)                                     the Letter of Credit to be amended, renewed or extended;

(ii)                                  the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii)                               the nature of the proposed amendment, renewal or extension; and

(iv)                              such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied.  Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $250,000.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided that this Section 2.16(c) shall not prevent any Issuing Bank from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each (and, in any case, not to extend beyond the Letter of Credit Expiration Date) unless each such Issuing Bank elects not to extend for any such additional period.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.16(e), or of any reimbursement payment required to be refunded to Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.16(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).

(e)                                  Reimbursement.

(i)                                     If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans.

(ii)                                  If Borrower fails to make such payment when due, or if the amount is not financed pursuant to the proviso to Section 2.16(e)(i), the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof.  Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 p.m., New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii)                               If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of Borrower and such Revolving Lender severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the Default Rate and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f)                                    Obligations Absolute.  The Reimbursement Obligation of Borrower as provided in Section 2.16(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.16, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; (vi) any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), material agreements, properties, solvency, business, management, prospects or value of any Company; or (vii) any other fact, circumstance or event whatsoever.  None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential, exemplary, special, punitive or other indirect damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Legal Requirements) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction) with respect to such a determination, the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.16(e)).

(h)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the Default Rate.  Interest accrued pursuant to this Section 2.16(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.16(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.16(i), Borrower shall deposit in the LC Sub-Account, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 9.01(f) or (g).  Funds in the LC Sub-Account shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower in accordance with Article X.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest with respect to such amounts (to the extent not applied as aforesaid) shall, in accordance with Article X, be returned to Borrower within ten Business Days after all Events of Default have been cured or waived.

(j)                                     Additional Issuing Banks.  Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of each of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank (which consent shall not be unreasonably withheld) and such Revolving Lender(s).  Any Revolving Lender designated as an issuing bank pursuant to this Section 2.16(j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k)                                  Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and Borrower.  The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank.  At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c).  From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l)                                     Other.  The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i)                                     any Order of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such

Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank deems material to it; or

(ii)                                  the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

Section 2.17                            Determination of Borrowing Base.

Initially, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered under Section 4.01(b)(vii).  Thereafter, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate most recently delivered under Section 5.01(d)(xiii).  The Administrative Agent shall have the right to establish, modify or eliminate reserves against Eligible Accounts from time to time in its commercially reasonable credit judgment.  In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria with respect to Eligible Accounts and to adjust the advance rate set forth in the definition of Borrowing Base, in its commercially reasonable credit judgment based solely upon changes in the credit quality of the Borrower, subject to the approval of Supermajority Lenders in the case of adjustments or new criteria or changes in the advance rate that have the effect of making more credit available.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

Section 3.01                            Representations and Warranties.

(a)                                  Organization; Power; Qualification.  Each of Borrower and the other Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)                                 Ownership Structure.  As of the Closing Date, Schedule 3.01(b) is a complete and correct list of all Subsidiaries of Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Provider, a Material Subsidiary and/or an Excluded Subsidiary.  Except as disclosed in such Schedule, as of the Closing Date

(x) each of Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.

(c)                                  Authorization of Agreement, Etc.  Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder.  Each of Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents to which Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally. The provisions and the Security Documents create legal and valid Liens in all of the Collateral in favor of the Lender and when all proper filings and other actions necessary to perfect such Liens have been completed, will constitute a perfected and continuing Lien on all of the Collateral, having priority over all other Liens on such Collateral, enforceable against Borrower, the other Loan Parties and any other Person.

(d)                                 Compliance of Loan Documents with Laws, Etc.  The execution, delivery and performance of each Loan Document to which any Loan Party is a party in accordance with its respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval or violate any Applicable Law relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party.

(e)                                  Compliance with Law; Governmental Approvals.  Each of Borrower, each Subsidiary, each other Loan Party and each Provider is in compliance with all Applicable Laws except for noncompliances which could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.  Neither Borrower, any Provider, any Subsidiary or any other Loan Party is in violation in any material respect of any Applicable Laws relating to Medicare and Medicaid and those relating to the quality and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting and Borrower, each Provider, each Subsidiary and each other Loan Party and each of their respective Properties and, to each of such Person’s knowledge, each of such Person’s licensed employees and contractors (other than contracted agencies) in the exercise of their respective duties on behalf of such Person or any such Properties, is in material compliance with all Applicable Laws, including without limitation (i) Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute”; (ii) the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Statute”; (iii) 31 U.S.C. §§ 3729-3733 (prohibitions against submission of false or fraudulent claims, including the False Claims Act); (iv) 42 U.S.C. § 1320d-6 (prohibition against the wrongful disclosure of individually identifiable health information under the Health Insurance Portability and Accountability Act (as the same may be amended, restated, replaced, supplemented or other modified, “HIPAA”)); and (v) 45 C.F.R., Parts 160, 162, and 164 (the HIPAA privacy regulations, transaction standards regulations, and, as of the April 21, 2005 compliance date, the security regulations) (collectively, “Healthcare Laws”).  Each of Borrower, each Provider, each Subsidiary and each other Loan Party has received all Governmental Approvals required under Applicable Laws and has all permits, licenses, accreditations, certifications, authorizations, approvals, consents and agreements of all Insurers, accreditation agencies and any other Person (including without limitation, with respect to any Provider with Healthcare Receivables, accreditation by the appropriate Governmental Entities and industry accreditation agencies and accreditation and certifications as a provider of healthcare services eligible to receive payment and compensation and to participate under Medicare, Medicaid, CHAMPUS/Champva, Blue Cross/Blue Shield and other equivalent programs), necessary or required for it (i) to own the assets (including Accounts) that it now owns and to carry on its business as now conducted, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) with respect to Properties and businesses that participate in Medicare and/or Medicaid, to receive reimbursement under Medicare and Medicaid.  Each of Borrower and each other Loan Party has, or has the right to use, such provider identification numbers and licenses, if any, necessary to generate the Accounts.  There exist no material restrictions, deficiencies, required plans of correction actions or other such material remedial measures with respect to applicable federal and state Medicare and Medicaid certifications or licensure surveys with respect to Borrower or any other Loan Party. Each Property of each Loan Party is in compliance in all material respects with all requirements for participation in Medicare and Medicaid, including, without limitation, the Medicare and Medicaid Patient Protection Act of 1987 and each such Property is in conformance in all material respects with all insurance, reimbursement and cost reporting requirements under Medicare and Medicaid.

(f)                                    Title to Properties; Liens.  Each of Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets.  As of the Closing Date, there are no Liens against any assets of Borrower, any Subsidiary or any other Loan Party except for Liens permitted in Section 6.04.  As of the Closing Date, Schedule 3.01(f) sets forth all Leases.

(g)                                 Existing Indebtedness.  Schedule 3.01(g) is, as of the Closing Date, a complete and correct listing of all Indebtedness of Borrower, each other Loan Party and each Subsidiary other than (i) Indebtedness owed by a Loan Party to another Loan Party and (ii) Indebtedness owed by or to a Loan Party to or by a Subsidiary that is not a Loan Party having an outstanding principal balance of less than $1,000,000.  As of the Closing Date, Borrower, each Subsidiary and each other Loan Party have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness.  None of the Trusts is obligated in respect of any SPC Debt.

(h)                                 Litigation.  Except as set forth on Schedule 3.01(h), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of Borrower, any Subsidiary or any other Loan Party, are there any actions, suits or proceedings threatened, nor to the knowledge of Borrower, any Subsidiary or any other Loan Party is there any basis therefor) against or in any other way relating adversely to or affecting Borrower, any Subsidiary, any other Loan Party or any Provider or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document, and neither Borrower nor any Provider is currently the subject of, or has any present intention of commencing, an insolvency proceeding or petition in bankruptcy.

(i)                                     Taxes.  All federal, state and other material tax returns of Borrower, any Subsidiary or any other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon Borrower, any Subsidiary and each other Loan Party and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 5.07.

(j)                                     Financial Statements.  Borrower has furnished to the Lender copies of the audited consolidated balance sheet of Borrower and its consolidated Subsidiaries for the fiscal year ending December 31, 2008, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal year ending on such dates, with the opinion thereon of Ernst & Young LLP.  Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of Borrower and its consolidated Subsidiaries, as applicable, as at their respective dates and the results of operations and the cash flow for such periods.

(k)                                  No Material Adverse Change.  Since December 31, 2008, there has been no material adverse change in the business, assets, liabilities, financial condition, results of operations, business or prospects of Borrower and its Subsidiaries taken as a whole.  Each of Borrower, the Subsidiaries and the other Loan Parties is Solvent.

(l)                                     ERISA.  Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(m)                               Not Plan Assets; No Prohibited Transaction.  None of the assets of Borrower, any Subsidiary or any other Loan Party constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(n)                                 Absence of Defaults.  Neither Borrower, any Subsidiary nor any other Loan Party is in default under its organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case:  (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by Borrower, any Subsidiary or any other Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which Borrower or any Subsidiary or other Loan Party is a party or by which Borrower or any Subsidiary or other Loan Party or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)                                 Environmental Laws.  Each of Borrower, the Subsidiaries and the other Loan Parties has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect.

(p)                                 Investment Company.  Neither Borrower, any Subsidiary nor any other Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q)                                 Margin Stock.  Neither Borrower, any Subsidiary nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r)                                    Affiliate Transactions.  Except as permitted by Section 6.08, neither Borrower, any Subsidiary nor any other Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of Borrower, any Subsidiary or any other Loan Party is a party.

(s)                                  Intellectual Property.  Each of Borrower, each other Loan Party and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.

(t)                                    Business.  As of the Closing Date, Borrower and the Subsidiaries and any other Loan Parties (other than Borrower) are substantially engaged in the business of operating (either directly or through management contracts with third parties) Senior Housing Assets, together with other business activities incidental thereto.  The Insurance Subsidiaries are engaged only in the business of providing insurance services to Borrower and its Subsidiaries.

(u)                                 Broker’s Fees.  No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Loan Party for any other services rendered to Borrower or any Subsidiary ancillary to the transactions contemplated hereby.

(v)                                 Accuracy and Completeness of Information.  No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Lender by, on behalf of, or at the direction of, Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of Borrower, any Subsidiary or any other Loan Party or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading.  All financial statements furnished to the Administrative Agent, the Collateral Agent, the Issuing Bank and/or any of the Lenders by, on behalf of, or at the direction of, Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject to, as to unaudited statements, the absence of footnotes).  All financial projections and other forward looking statements prepared by or on behalf of Borrower, any Subsidiary or any other Loan Party that have been or may hereafter be made available to the Administrative Agent, the Collateral Agent, the Issuing Bank and/or any of the Lenders were or will be prepared based upon assumptions that such Loan Party in good faith considered reasonable at such time.  As of the Closing Date, no fact is known to Borrower which has had, or may in the future have (so far as Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 3.01(j) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent.

(w)                               Participation in Programs.  As of the Closing Date, there is no pending or threatened revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting any of Borrower or any other Loan Party or any Property of a Loan Party or any participation or provider agreement with any Third Party Payor (such programs, the “Third Party Payors’ Programs”) to which any Loan Party presently is subject.  Each of Borrower and the other Loan Parties has timely filed or caused to be timely filed, all cost reports and other reports of every kind whatsoever required by any Applicable Law.  To the extent applicable, all Medicaid, Medicare, and private insurance costs reports and financial reports submitted by such Person are and will be materially accurate and complete and have not been and will not be misleading in any material respects, and except as otherwise disclosed, no cost reports for any facility remain “open” or unsettled.  None of Borrower or any other Loan Party is currently the subject of any proceeding by any Governmental Authority, and no notice of any violation has been received from a Governmental Authority that could, directly or indirectly, or with the passage of time, reasonably be expected to:  (i) have a material adverse impact on Borrower’s or any other Loan Party’s ability to accept and/or retain patients or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients; (ii) modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of such Person’s licenses; or (iii) alter any of such Person’s continued participation, to the extent applicable, in the Medicaid or Medicare programs or any other of the Third Party Payors’ Programs, or any successor programs thereto, at current rate certifications.

(x)                                   Maintenance of Records.  Each of Borrower, the Subsidiaries, the Providers and the other Loan Parties has maintained in all records as required by the applicable Healthcare Laws and, to the knowledge of each Loan Party, there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws.

(y)                                 Third Party Reimbursement.  If Borrower or any other Loan Party is or has been audited by Medicare, Medicaid or similar governmental Third Party Payors, to the knowledge of the Loan Parties, (a) none of such audits provides for adjustments in reimbursable costs or asserts claims for reimbursement or repayment by such Person of costs and/or payments theretofore made by such governmental Third Party Payor that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in material claims against such Person and (b) none of such Persons has had requests or assertions of claims for reimbursement or repayment by it of costs and/or payments heretofore made by any other Third Party Payor that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in material claims against such Person.

(z)                                   Accounts.

(i)                                     Such Accounts which are at any time included in the Borrowing Base or which are reflected on Borrower’s or any other Loan Party’s financial statements delivered to the

Administrative Agent and the Lenders are genuine, in all respects what they purport to be, have not been reduced to any judgment, are evidenced by an executed original agreement, contract or document, and represent bona fide transactions completed in accordance with the terms and conditions of any related document.

(ii)                                  The Accounts have not been sold or pledged to any Person other than the Collateral Agent, for the benefit of the Secured Parties.

(iii)                               Except as disclosed to the Collateral Agent from time to time in writing, neither Borrower, any Subsidiary or any other Loan Party has any knowledge of any fact or circumstance which could reasonably be expected to impair the validity or collectibility of any of the Accounts included in the Borrowing Base that in the aggregate are material in amount.

(iv)                              With respect to any Healthcare Receivable included in the Borrowing Base, (1) the care or Goods described therein have been provided and was or were necessary for the Patient, (2) to the extent applicable, all billing complies with Applicable Laws, including without limitation, all Applicable Laws of Medicare and Medicaid, and (3) there are no disputes, proceedings or audits currently pending or, to the knowledge of the Loan Parties, threatened, involving any Third Party Payors with respect to any Provider’s operations, including specifically its billing practices, with an amount in controversy, with respect to all such disputes, proceedings or audits, which could reasonably be expected to have a Material Adverse Effect.

(v)                                 The Account Debtor primarily liable for the payment of each Account is the Account Debtor for such Account as set forth on the Monthly Report most recently delivered to the Administrative Agent and the Lenders.

(vi)                              The fees charged for the Goods and services giving rise to each Healthcare Receivable are consistent with the usual, customary and reasonable fees charged by other medical providers for the same or similar goods and services in the related Provider’s community and the community in which the Patient resides.

(vii)                           The insurance policy underlying any Healthcare Receivable or in respect to which such Account arose was in full force and effect and applicable to the Patient at the time the Goods or services under which such Account arose were provided to the Patient.

(viii)                        As of the Closing Date, at least 90% of all Eligible Accounts (determined without regard to clause (u) of the definition of Eligible Accounts) were originated by the Material Providers.

(aa)                            HIPAA Privacy Issues.  Any disclosures to the Administrative Agent and the Lenders of Borrower’s, any Subsidiary’s, any other Loan Party’s or any Provider’s “Protected Health Information” under HIPAA for auditing and inspection activities pursuant to this Agreement are allowed as “Health Care Operations” under the HIPAA “Privacy Rule.”

(bb)                          Foreign Assets Control.  None of Borrower, any Subsidiary or, to the knowledge of Borrower, any Affiliate of Borrower:  (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.

(cc)                            Deposit Accounts.  As of the Closing Date, Schedule 3.01(cc) is a complete list of all deposit accounts and lockboxes maintained by Borrower or any Provider, including without limitation, the Primary Borrower Account, the Government Lockbox Accounts and each disbursement account, setting forth for each such deposit account, the name of the depositary bank, the Loan Party in who name such account is maintained and the account number.  No direction is in effect directing an Account Debtor of any Provider to remit payments on Accounts other than to the Primary Borrower Account or the Provider Accounts except for certain other deposit accounts described in Section 5.14(vi) with respect to which Borrower shall have delivered to the Collateral Agent a fully executed Account Control Agreement to the extent required by such Section.

(dd)                          Notice of Revocation.  Neither Borrower nor any Provider has been notified by any Insurer, Governmental Authority, accreditation agency or any other Person, during the immediately preceding 2-year period, that such party has rescinded or not renewed, or is reasonably likely to rescind or not renew, any material permit, license, accreditation, certification, authorization, approval, consent or agreement granted to it or to which it is a party.

Section 3.02                            Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement, document, instrument or agreement delivered by or on behalf of Borrower, any Subsidiary or any other Loan Party to the Administrative Agent, the Collateral Agent, the Issuing Bank and/or any of the Lenders pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of Borrower, any Subsidiary or any other Loan Party prior to the Closing Date and delivered to the Administrative Agent, the Collateral Agent, the Issuing Bank and/or any of the Lenders in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by Borrower to the Administrative Agent, the Collateral Agent, the Issuing Bank and/or any of the Lenders under this Agreement.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Closing Date, and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE IV
CONDITIONS TO CREDIT EXTENSIONS

Section 4.01                            Conditions to Initial Credit Extension.  The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a)                                  Loan Documents.  All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents.

(b)                                 Ancillary Documents.  The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent and the Lenders:

(i)                                     the Depositary Agreements executed by Borrower, the Providers, the Lender and the relevant depositary banks;

(ii)                                  [Intentionally Deleted];

(iii)                               a Compliance Certificate calculated as of December 31, 2009;

(iv)                              a collateral assignment with respect to all Leases under which SNH or one of its Subsidiaries is lessor, and a Loan Party is a lessee or sublessee (but excluding any Lease of any Affected Property listed on Schedule 1.01(a)) each in form and substance reasonably satisfactory to the Lender;

(v)                                 copies of each of the Leases with SNH or any Subsidiary of SNH in effect as of the Closing Date, certified as correct and complete by a senior officer of Borrower;

(vi)                              a Monthly Report and Borrowing Base Certificate, each calculated as of February 28, 2010;  and

(vii)                           such other documents, agreements and instruments as the Administrative Agent, the Collateral Agent, the Issuing Bank and/or any Lender may reasonably request.

(c)                                  Corporate Documents.  The Administrative Agent shall have received:

(i)                                     a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of Borrower, the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i));

(ii)                                  a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; and

(iii)                               such other documents, instruments or certificates as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(d)                                 Officers’ Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d).

(e)                                  Termination of Existing Credit Agreement.  The Existing Credit Agreement shall have been terminated and Indebtedness thereunder shall have been paid in full to the satisfaction of the Lenders with all liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the

Administrative Agent with respect thereto; and the Administrative Agent shall have received from any Person holding any Lien securing any such Indebtedness, such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording or filing, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such Indebtedness.

(f)                                    Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, opinions of counsel for the Loan Parties, in form and substance satisfactory to the Agents and the Lenders, (i) dated the Closing Date and (ii) addressed to the Agents, the Issuing Bank and the Lenders.

(g)                                 Solvency Certificate.  The Administrative Agent shall have received a solvency certificate (a “Solvency Certificate”) in the form of Exhibit M, dated the Closing Date and signed by the chief financial officer of Borrower.

(h)                                 Legal Requirements.  The Lenders shall be satisfied that each Company, and the Transactions shall be in full compliance with all material Legal Requirements, including Regulation T, Regulation U and Regulation X, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(i)                                     Litigation.  There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the opinion of the Administrative Agent or any Lender (a) has had, or could reasonably be expected to result in, a Material Adverse Effect, (b) calls into question in any material respect the projections or any of the material assumptions on which the projections were prepared, or (c) the ability of any Company to perform its obligations under the Loan Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(j)                                     Sources and Uses.  The uses of the Credit Extensions requested on the Closing Date (if any) shall be as set forth in Schedule 4.01(m).

(k)                                  Fees.  The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the premiums, survey charges and recording taxes and fees and the legal fees and expenses of Jones Day, special counsel to the Administrative Agent and Arranger, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(l)                                     Personal Property Requirements.  The Collateral Agent shall have received:

(i)                                     all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper and all Deposit Accounts of each Loan Party constituting Collateral;

(ii)                                  UCC financing statements in appropriate form for filing under the UCC and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(iii)                               certified copies, each as of a recent date, of the UCC searches of Borrower and the other Loan Parties in their respective jurisdictions of organization and locations of the chief executive office (as applicable) and such other searches that the Collateral Agent deems necessary or appropriate; and

(iv)                              evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable filing or recording taxes, fees, charges, costs and expenses required for the filing or recording of the Security Documents.

(m)                               Insurance.  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.06 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

(n)                                 Bank Regulatory Documentation.  The Administrative Agent and the Lenders shall have received, in form and substance satisfactory to them, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable anti-terrorism laws or “know-your-customer” Legal Requirements, including the Executive Order.

Section 4.02                            Conditions to All Credit Extensions.  The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)                                  Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.16(b).

(b)                                 No Default.  Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c)                                  Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(d)                                 No Legal Bar.  No Order of any Governmental Authority shall purport to restrain (i) any Lender from making any Loans to be made by it or (ii) the Issuing Bank from issuing any Letters of Credit to be issued by it.  No injunction or other restraining Order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans or the issuance of Letters of Credit hereunder.

Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied.  Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.01) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

ARTICLE V
AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each Loan Party will, and will cause each of its Subsidiaries to, comply with the following covenants:

Section 5.01                            Reporting.

(a)                                  Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first, second and third fiscal quarters of Borrower, Borrower shall deliver to the Administrative Agent and each Lender the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and absence of footnotes).

(b)                                 Year-End Statements. As soon as available and in any event when the same is required to be filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of Borrower), Borrower shall deliver to the Administrative Agent and each Lender a copy of the annual report of Borrower (including without limitation, for the fiscal year ending December 31, 2009), which shall include, without limitation, the audited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year (which shall not contain any going concern or other qualification), setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Lender, whose certificate shall be unqualified and who shall have authorized Borrower to deliver such financial statements and certification thereof to the Administrative Agent and each Lender pursuant to this Agreement.

(c)                                  Compliance Certificate.  At the time financial statements are furnished pursuant to Sections 5.01(a) and (b), and within five Business Days of the Administrative Agent’s reasonable request with respect to any other fiscal period, Borrower shall deliver to the Administrative Agent a Compliance Certificate executed by the chief financial officer of Borrower:  (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not Borrower was in compliance with the covenants contained in Section 6.01. (including without limitation, for the fiscal year ending December 31, 2009) and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event, condition or failure.  Together with each Compliance Certificate delivered with the financial statements furnished pursuant to Section 5.01(b), Borrower shall also provide a certificate of independent certified public accountants stating that, to their knowledge, no Default or Event of Default has occurred as of the end of the fiscal year covered by such financial statements, or if a Default or Event of Default has occurred, a statement of the nature thereof.

(d)                                 Other Information. Borrower shall deliver to the Administrative Agent each of the following:

(i)                                     Management Reports.  Promptly upon receipt thereof, copies of all management reports, if any, submitted to Borrower or its Board of Directors by its independent public accountants;

(ii)                                  Securities Filings.  Within five Business Days of the filing thereof, notice of the filing of all registration statements (excluding any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which Borrower, any Subsidiary or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange (collectively, “Securities Filings”);

(iii)                               Shareholder Information.  If not otherwise available in a Securities Filing, promptly upon the mailing thereof to the shareholders of Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by Borrower, any Subsidiary or any other Loan Party;

(iv)                              ERISA.  If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit

Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer of Borrower setting forth details as to such occurrence and the action, if any, which Borrower or applicable member of the ERISA Group is required or proposes to take;

(v)                                 Litigation.  To the extent Borrower, any Subsidiary or any other Loan Party is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, Borrower or any Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of Borrower or any of its Subsidiaries are being audited;

(vi)                              Modification of Organizational Documents.  A copy of any amendment to the organizational documents of Borrower within 15 Business Days after the effectiveness thereof;

(vii)                           Change of Management or Financial Condition.  Prompt notice of any change in the senior management of Borrower and any event which has had or could reasonably be expected to have a Material Adverse Effect;

(viii)                        Default. Notice of the occurrence of any Default or Event of Default promptly upon a Responsible Officer of Borrower obtaining knowledge thereof;

(ix)                                Judgments.  Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against Borrower, any Subsidiary or any other Loan Party or any of their respective properties or assets;

(x)                                   Notice of Violations of Law.  Prompt notice if Borrower, any Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

(xi)                                New Subsidiaries.  Prompt notice of any Person becoming a Material Subsidiary;

(xii)                             Material Asset Sales.  Prompt notice of the sale, transfer or other disposition of any material assets of Borrower, any Subsidiary or any other Loan Party to any Person other than Borrower, any Subsidiary or any other Loan Party;

(xiii)                          Borrowing Base Certificate and Monthly Report.  Within 15 days after the end of each calendar month, or while a Default or Event of Default exists, more frequently as the Administrative Agent may request, the Monthly Report together with a Borrowing Base Certificate based upon reconciliations and adjustments reflected in such Monthly Report all of which shall be certified by the chief executive officer or chief financial officer of Borrower; provided, however, in the event that Borrower shall, at any time, fail to comply with the covenants contained in Section 6.01, Borrower shall deliver the foregoing information and reports daily;

(xiv)                         Operating Plan.  Not later than 30 days after the commencement of each fiscal year, a consolidated operating plan (together with a statement in reasonable detail of the assumptions on which such plan is based) of Borrower and its Subsidiaries, and which shall, in each case, include budgets for the prospective year in reasonable detail acceptable to the Administrative Agent and will integrate operating profit and cash flow projections, capital expenditures, and facilities plans;

(xv)                            Governmental Offsets.  Promptly, and in no event later than three Business Days following the earlier of actual knowledge or receipt of notification from a Governmental Authority, estimates of amounts of Accounts generated which are subject to offset by Governmental Authorities in any material amount;

(xvi)                         Cost-Report Settlement Estimates.  At the time of each Monthly Report, internally prepared cost-report settlement estimates with respect to Governmental Authorities; and

(xvii)                      Other Information.  From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of Borrower or any of its Subsidiaries as the Lender may reasonably request.

Section 5.02                            Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 6.05, Borrower shall, and shall cause each Subsidiary, each other Loan Party and each Provider to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 5.03                            Compliance with Applicable Law.

Borrower shall, and shall cause each Subsidiary, each other Loan Party and each Provider to, comply with all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 5.04                            Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, Borrower shall, and shall cause each Provider, each Subsidiary and each other Loan Party to, (a) protect and preserve all of its material properties and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b)  make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.05                            Conduct of Business.

Borrower shall, and shall cause the Providers, the Subsidiaries and the other Loan Parties to, carry on their respective businesses as described in Section 3.01(t).

Section 5.06                            Insurance.

In addition to the requirements of any of the other Loan Documents, Borrower shall, and shall cause each Subsidiary, each other Loan Party and each Provider to, maintain insurance as described in the Annual Report on Form 10-K of Borrower for the year ended December 31, 2008 and otherwise maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses, as may be required by Applicable Law or as may be reasonably requested by the Administrative Agent, and from time to time deliver to the Administrative Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 5.07                            Payment of Taxes and Claims.

Borrower shall, and shall cause each Subsidiary, each other Loan Party and each Provider to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of Borrower, such Subsidiary, such other Loan Party or such Provider, as applicable, in accordance with GAAP.

Section 5.08                            Visits and Inspections.

Borrower shall, and shall cause the each Subsidiary, each other Loan Party and each Provider to, permit representatives or agents of the Administrative Agent or any Lender (i) twice during each fiscal year of Borrower, after reasonable prior notice, during normal business hours and at the expense of Borrower and (ii) if an Event of Default shall be in existence, as often as may be reasonably requested, after reasonable prior notice and at the expense of Borrower to:  (a) visit and inspect all properties of Borrower, such Provider or such Subsidiary to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance (subject in the case of any of the foregoing to compliance by the parties with rules applicable to “Protected Heath Information” under HIPAA).

Section 5.09                            Use of Proceeds.

Borrower shall use the proceeds of the Loans and the Letters of Credit for working capital and general corporate purposes (including, without limitation, property acquisition) only.  No part of the proceeds of any Loan or Letter of Credit will be used (a) for the purpose of buying or carrying “margin stock” within the meaning of Regulation U or to extend credit to others for the purpose of purchasing or carrying any such margin stock or (b) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity.

Section 5.10                            Environmental Matters.

Borrower shall, and shall cause the Subsidiaries, the other Loan Parties and the Providers to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  Borrower shall, and shall cause the Subsidiaries the other Loan Parties and the Providers to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 5.11                            Books and Records.

Borrower shall, and shall cause each Subsidiary, each other Loan Party and each Provider to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.  Borrower shall, and shall cause each Provider to, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Accounts and related contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for collecting all Accounts (including, without limitation, records adequate to permit the daily identification of each Account and all Collections of and adjustments to each existing Account).

Section 5.12                            Further Assurances.

Borrower shall, at Borrower’s cost and expense and upon request of the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, execute and deliver or cause to be executed and delivered, to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, as applicable, such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, as applicable, to (a) carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected Liens on any of the Collateral, (c) to establish and maintain the validity and effectiveness of this Agreement and any other Loan Agreement and the validity, perfection and priority of the Liens intended to be created thereby and (d) to better assure, convey, grant, assign, transfer and confirm unto Lender the rights now or hereafter intended to be granted to them under this Agreement and any other Loan Agreement.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, Borrower (i) authorizes the Administrative Agent or the Collateral Agent to execute any such agreements, instruments or other documents in Borrower’s name and to file such instruments, agreements or other documents in any appropriate filing office and (ii) authorizes the Administrative Agent or the Collateral Agent to file any continuation statement or amendment with respect thereto, in any appropriate filing office.

Section 5.13                            New Subsidiaries/Guarantors; Release of Guarantors.

(a)                                  Requirement to Become Guarantor.  Within 30 days of any Person becoming a Material Subsidiary or a Provider (in each case, other than an Excluded Subsidiary) after the Closing Date, or within 45 days of the end of any fiscal quarter, if during such fiscal quarter more than 5% of EBITDA (excluding EBITDA attributable to Excluded Subsidiaries) is attributable, directly or indirectly, to Subsidiaries which are not Guarantors and which are not Excluded Subsidiaries, Borrower shall deliver, or cause to be delivered, to the Lender each of the following items, each in form and substance satisfactory to the Lender:

(i)                                     an Accession Agreement executed by such Material Subsidiary, such Provider or such Subsidiaries as may be required so that at least 95% of EBITDA (excluding EBITDA attributable to Excluded Subsidiaries) for the fiscal quarter most recently ended is attributable, directly or indirectly, to Guarantors;

(ii)                                  the items that would have been delivered under Section 4.01(b)(iv), Section 4.01(c), Section 4.01(h) and Section 4.01(o) if such Person or Persons had been a Guarantor on the Closing Date;

(iii)                               Account Control Agreements to the extent required to be delivered under Section 5.14 or to remain in compliance with Section 6.10; and

(iv)                              Such other documents, agreements and instruments as the Administrative Agent, the Collateral Agent, the Issuing Bank and/or any Lender may reasonably request.

Promptly (and in any event within 30 days) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Closing Date or delivering an Accession Agreement pursuant to this Section, as the case may be, Borrower shall cause such Subsidiary to comply with the provisions of this Section.

(b)                                 Other Guarantors.  Borrower may, at its option and upon at least 10-days’ prior written notice to the Administrative Agent and the Lenders, cause any Subsidiary that is not already a Guarantor to become a Guarantor by executing and delivering to the Administrative Agent and the Lenders the items required to be delivered under the immediately preceding subsection (a).

(c)                                  Release of a Guarantor.  Borrower may request in writing that the Administrative Agent, on behalf of the Secured Parties, release, and upon receipt of such request the Administrative Agent shall release, a Guarantor hereunder so long as:  (i) such Guarantor is no longer, or simultaneously with its release hereunder will no longer be, required to be a “Guarantor” under the immediately preceding subsection (a); (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release; and (iii) the Administrative Agent shall have received such written request at least 10 days prior to the requested date of release.  Delivery by Borrower to the Administrative Agent of any such request shall constitute a representation by Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such release) are true and correct with respect to such request.  Upon the effectiveness of any such release, Borrower and such Guarantor are each authorized to file any UCC amendments terminating any financing statements filed by the Collateral Agent to perfect its Lien in the Collateral of such Guarantor granted under any of the Security Documents.  The Administrative Agent and the Collateral Agent each agrees to execute and deliver to Borrower or such Guarantor, at Borrower’s sole cost and expense, such documents or instruments of termination or release as Borrower or such Guarantor may reasonably request to evidence such release, including without limitation, documents terminating the application of any Account Control Agreement or other Loan Document to the extent applicable to such Guarantor.

Section 5.14                            Collection Accounts.

(a)                                  Generally.  Borrower shall maintain, or cause to be maintained, the Primary Borrower Account, the Provider Accounts and all other procedures for the sale, transfer, collection and receipt of the Accounts or proceeds of the Accounts required or contemplated by the Loan Documents.

(b)                                 Transition of Collection Accounts.  Borrower agrees to take the following actions with respect to the Primary Borrower Account and the Provider Accounts:

(i)                                     Primary Borrower Account.  Borrower shall (x) establish a deposit account with Wachovia Bank, National Association, any of its successors and any other financial institution acceptable to the Administrative Agent (the “Depositary Bank”) which shall serve as the Primary Borrower Account, (y) enter into a Depositary Agreement with the Depositary Bank and (z) enter into an Account Control Agreement with the Collateral Agent and the Depositary Bank with respect to such Primary Borrower Account.

(ii)                                  Intentionally Deleted.

(iii)                               Intentionally Deleted.

(iv)                              Government Lockbox Accounts.  Borrower shall cause each relevant Provider to (w) establish one or more deposit accounts with the Lender which shall serve as the Government Lockbox Accounts, (x) enter into Government Depositary Agreements with the Lender with respect to such Government Lockbox Accounts, and (y) deliver all notices required by Section 8.13(c) and revise its invoices as required under Section 8.13(d).  Borrower shall cause each relevant Provider to take all actions that may be necessary, or as the Administrative Agent or the Collateral Agent may reasonably request, to ensure that all amounts from time to time on deposit in a Government Lockbox Account are deposited into the Concentration Account as required under the terms of this Agreement and the other Loan Documents.

(v)                                 Concentration Account.  Borrower shall, and shall cause each applicable Provider to, (x) take all actions that may be necessary, or as the Administrative Agent or the Collateral Agent may reasonably request, to ensure that all amounts on deposit in the Primary Borrower Account and the Government Lockbox Account are transferred at the close of each Business Day to the Concentration Account and (y) enter into an Account Control Agreement with the Collateral Agent and the bank holding the Concentration Account with respect to such Concentration Account.

(vi)                              Other Accounts.  Borrower shall, and shall cause each other relevant Loan Party to, deliver to the Collateral Agent an Account Control Agreement with respect to each other deposit account (other than (x) disbursement accounts and other accounts excluded from Collateral under Section 8.01(b) and subparagraph (iii) of the next to last paragraph of Section 8.01 and (y) deposit accounts with a commercial bank that is not a party to a Depositary Agreement provided that the collected balance does not exceed $50,000 for any one deposit account or $100,000 in the aggregate for all such deposit accounts) of any Loan Party not covered by the immediately preceding clauses (i) through (iv), such Account Control Agreement to be executed by the relevant Loan Parties and the financial institution with which such deposit account is maintained.  Borrower shall, and shall cause each other relevant Loan Party to, take all actions that may be necessary, or as the Administrative Agent or the Collateral Agent may reasonably request, to ensure that all amounts on deposit in each such other deposit account are transferred at the close of each Business Day to the Concentration Account.

(vii)                           Bank Charges.  Borrower agrees that it shall remain liable for any fees and charges in effect from time to time and charged by any bank which maintains any Primary Borrower Account or Provider Account, and that none of the Administrative Agent, the Collateral Agent or any other Secured Party shall have any liability therefor.

Section 5.15                            Account Covenants.

Borrower shall, as to any Account included in the Borrowing Base and constituting more than one percent thereof:  (a) promptly upon Borrower’s learning thereof, inform the Administrative Agent, in writing, of any material delay in Borrower’s performance of Borrower’s obligations to any Account Debtor or of any assertion of any claims, offsets or counterclaims by any Account Debtor with respect to Accounts attributable to such Account Debtor; (b) promptly upon Borrower’s learning thereof, furnish to and inform the Administrative Agent of all material adverse information known to Borrower relating to the financial condition of any Account Debtor if such information would render such Accounts no longer an Eligible Accounts; and (c) notify the Administrative Agent of any amounts that are in dispute for any reason which are due and owing from Account Debtors.

Section 5.16                            Exchange Listing.

Borrower shall maintain at least one class of common shares of Borrower having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.

Section 5.17                            New Leases.

Within 30 days of any Loan Party entering into any Lease with SNH or a Subsidiary thereof, Borrower shall, or shall cause such Loan Party to, execute and deliver to the Collateral Agent a collateral assignment of such Lease, such collateral assignment to be in form and substance reasonably satisfactory to the Collateral Agent.  Notwithstanding the foregoing, a Relevant Existing Provider shall not be required to execute and deliver a collateral assignment of a Lease of an Affected Property entered into by such Relevant Existing Provider and the landlord under such Lease.

Section 5.18                            Zero Balance.

Borrower shall cause the outstanding principal balance of the Loans to be $0 for at least 15 consecutive days during each consecutive 12 month period following the Closing Date.

Section 5.19                            Performance and Compliance With Contracts and Credit and Collection Policy.

Each of Borrower and each Provider will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the contracts and other documents related to the Accounts of such Loan Party, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Account of such Loan Party and the related contract.

ARTICLE VI
NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or have been Cash Collateralized and all amounts drawn thereunder have been reimbursed in full, no Loan Party will, nor will they cause or permit any Subsidiaries to, comply with the following covenants:

Section 6.01                            Financial Covenants.

Borrower shall not permit:

(a)                                  Senior Secured Leverage Ratio.  The ratio of (i)  Secured Indebtedness of Borrower and its Subsidiaries to (ii) EBITDA for the four consecutive fiscal quarters most recently ended prior to the date of determination, to exceed 4.25 to 1.00 at any time.

(b)                                 Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio to be less than 1.05 to 1.0 at any time that the UBS Credit-Line Availability plus unrestricted Cash is less than $10,000,000.

(c)                                  Debt Service Coverage Ratio.  The Debt Service Coverage Ratio to be less than 1.35 to 1.00 at any time.

Section 6.02                            Restricted Payments.

Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, make any Restricted Payments to any Person other than to Borrower or any Loan Party if, at the time of and after giving effect to such Restricted Payment (i) a Default or Event of Default shall exist or be continuing, and or (ii) the aggregate of (A) the lesser of the Revolving Commitments and the Borrowing Base at such time minus the Revolving Loan Exposure plus (B) the aggregate amount of unrestricted Cash of the Loan Parties is less than $2,000,000.

Section 6.03                            Indebtedness.

Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, incur, assume or suffer to exist any Indebtedness, other than the following:

(a)                                  (i) Indebtedness of any Loan Party under the Loan Documents and (ii) Unsecured Indebtedness of Borrower and its Subsidiaries not to exceed $75,000,000;

(b)                                 Indebtedness existing on the Closing Date and described on Schedule 6.03(g);

(c)                                  Indebtedness of Borrower or any Subsidiary secured by Liens permitted under clauses (iii), (iv) and (vi) of Section 6.04(a) and Nonrecourse Indebtedness of Borrower or any Subsidiary secured by Liens permitted under clause (v) of Section 6.04(a);

(d)                                 Indebtedness of Borrower or any Subsidiary the payment of which, and Liens securing such Indebtedness, if any, (i) in the case of subordinated notes issued in connection with (x) a registered public offering or (y) a 144A offering, are subordinated to the Obligations upon terms customary at such time in the public U.S. high-yield bond market; (ii) in the case of subordinated convertible notes issued in connection with (x) a registered public offering or (y) a 144A offering, are subordinated to the Obligations upon terms customary at such time in the public U.S. convertible debt market, or (iii) in any other case, are subordinated to the Obligations upon terms and conditions reasonably satisfactory to the Administrative Agent;

(e)                                  Indebtedness owed by any Loan Party to any other Loan Party and Indebtedness owing by a Subsidiary which is not a Loan Party to any Loan Party or any Subsidiary that is not a Loan Party;

(f)                                    Permitted LC Debt;  and

(g)                                 The SNH Financing.

Notwithstanding the foregoing (i) none of the Trusts shall incur any SPC Debt and (ii) Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Closing Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 6.01.

Section 6.04                            Liens; Negative Pledges; Other Matters.

(a)                                  Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, assume, incur or permit to exist any Lien upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired other than:

(i)                                     Permitted Liens;

(ii)                                  Liens in existence as of the Closing Date and set forth on Schedule 6.04(a);

(iii)                               any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary, (y) existing on any asset of any Person at the time such Person is merged with or into Borrower, any other Loan Party or any other Subsidiary of Borrower or (z) existing on any asset prior to the acquisition thereof by Borrower, any other Loan Party or any other Subsidiary; provided that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition and any such Lien does not attach to any other assets of Borrower, any other Loan Party or any other Subsidiary;

(iv)                              renewals or replacements of any Lien referred to in the immediately preceding clauses (ii) and (iii); provided, that any such renewal or replacement Lien attaches only to the assets originally encumbered the Lien being replaced or renewed;

(v)                                 any Lien securing Nonrecourse Indebtedness incurred by Borrower, any other Loan Party or any other Subsidiary and attaching only to assets (other than assets that at the time of the granting of such Lien (and after giving effect to any release effected in accordance with Section 8.01) do not constitute Collateral) owned or leased by Borrower, any other Loan Party or any other Subsidiary;

(vi)                              any Lien securing Indebtedness owing by Borrower, any other Loan Party or any other Subsidiary to SNH or any Subsidiary of SNH and which Lien attaches only to assets (other than the Collateral) owned or leased by Borrower, any other Loan Party or any other Subsidiary; and

(vii)                           any Lien securing the obligations of a Loan Party or other Subsidiary under any Lease (including any sublease entered into among Loan Parties in connection therewith) to pay rent and other amounts not constituting Indebtedness under such Lease or sublease or any guaranty of such lease or sublease which Lien attaches only to assets (other than the Collateral) owned or leased by such Loan Party or such other Subsidiary.

Notwithstanding the foregoing, Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, assume, incur or permit to exist any Lien on any of its Collateral other than Permitted Liens.

(b)                                 Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (x) any agreement (i) evidencing Indebtedness which Borrower, such Subsidiary or such other Loan Party may create, incur, assume, or permit or suffer to exist under Section 6.03; and (ii) which Indebtedness is either (A) unsecured Indebtedness permitted under Section 6.03(d) and the terms of such Indebtedness contain prohibitions on the creation of Liens customary in the public U.S. high-yield bond market or public U.S. convertible debt market, as applicable, which prohibitions, however, do not prohibit Borrower, any Subsidiary or any other Loan Party from granting Liens in any of its respective assets to secure the Obligations or Guaranteed Obligations, as applicable, or (B) Indebtedness secured by a Lien permitted to exist hereunder and the terms of such Indebtedness prohibit the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into, (y) any Leases with (i) SNH or any of its Subsidiaries (including any sublease entered into among Loan Parties in connection therewith), (ii) Health Care Property Investors or any of its Subsidiaries in effect as of the Closing Date or (z) any Lease (including any sublease entered into among Loan Parties in connection therewith) of a Property acquired after the Closing Date which Lease existed at the time of such acquisition and was not amended in anticipation of such acquisition.

(c)                                  Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (excluding those contained in any Lease with SNH or any of its Subsidiaries or in any sublease entered into among Loan Parties in connection with any such Lease) on the ability of any Subsidiary (other than an Excluded Subsidiary) to:  (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by Borrower or any Subsidiary; (ii) pay any Indebtedness owed to Borrower or any Subsidiary; (iii) make loans or advances to Borrower or any Subsidiary; or (iv) transfer any of its property or assets to Borrower or any Subsidiary.

Section 6.05                            Merger, Consolidation, Sales of Assets and Other Arrangements.

Borrower shall not, and shall not permit any Subsidiary or other Loan Party to:  (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets, whether now owned or hereafter acquired; provided, however, that:

(a)                                  Borrower or any Subsidiary may sell, lease or sublease, transfer or dispose of assets to, any other Loan Parties and any Subsidiary which is not a Loan Party may sell, lease or sublease, transfer or dispose of assets to, any Subsidiary;

(b)                                 Borrower and any Subsidiary may enter into an arrangement with any Person providing for the leasing by Borrower or such Subsidiary of any asset that has been or is to be sold or transferred by Borrower or such Subsidiary to such Person with the intention of taking back a lease of such property, so long as any Indebtedness incurred and any Lien granted by Borrower or such Subsidiary are permitted to be incurred and granted under this Agreement;

(c)                                  Subject to compliance with Section 8.03, a Person may merge with and into Borrower or a Subsidiary so long as (i) if Borrower or another Loan Party is a party to such merger, Borrower or such other Loan Party is the survivor of such merger, (ii) if the survivor of such merger would not otherwise be a Loan Party, such survivor shall become a Guarantor if required under Section 5.13 at the time of the effectiveness of such merger, (iii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, and (iv) Borrower shall have given the Administrative Agent at least 30 Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into a Loan Party but Borrower shall give the Administrative Agent notice of any such merger promptly following the effectiveness of such merger);

(d)                                 Subject to compliance with Section 8.03, a Wholly Owned Subsidiary of Borrower may liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) so long as (i) if the liquidating or dissolving Subsidiary is a Loan Party, any and all assets of such Subsidiary are transferred to a Loan Party or such Person that shall become a Guarantor if required under Section 5.13 at the time of the effectiveness of such transfer, (iii) immediately prior to such liquidation or dissolution, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, and (iv) if the liquidating or dissolving Subsidiary is a Loan Party, Borrower shall give the Lender notice of any such liquidation or dissolution promptly following the effectiveness thereof; and

(e)                                  The conveyance, sale, lease, transfer or other disposition of any assets by the Borrower or any Subsidiary to any Person other than the Borrower or a Subsidiary, to the extent such disposition is not otherwise permitted under this Section 6.05; provided that (i) any such disposition of such assets pursuant to this paragraph (e) must be for no less than the fair market value of such assets at the time of such disposition, (ii) immediately prior to such disposition, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence (which shall include written demonstration from the Borrower of pro-forma compliance with the financial covenants set forth in Section 6.01, including without limitation, compliance with Section 6.01(b), if immediately prior to such disposition, and immediately thereafter and after giving effect thereto, the UBS Credit-Line Availability plus unrestricted Cash is less than $10,000,000), (iii) the Borrower shall have given the Administrative Agent at least 30 Business Days’ prior written notice of such disposition, (iv) such disposition of assets pursuant to this paragraph (e) occurs when no Loans or Letters of Credit are outstanding at the time of such disposition and (v) if any Loans or Letters of Credit are outstanding at the time of such disposition, both prior and after giving effect to such disposition, the aggregate fair market value of all dispositions of assets made pursuant to this paragraph (e) at any time that a Loan or Letter of Credit was outstanding does not exceed the lesser of (x) 5% of EBITDA (for the four consecutive fiscal quarters most recently ended prior to the date of determination) and (y) 5% of the total tangible assets of Borrower and the Guarantors as determined in accordance with GAAP (measured as of the last day of the most recently ended fiscal quarter).

(f)                                    To the extent any Collateral is disposed of as expressly permitted by this Section 6.05 to any Person other than the Borrower or any other Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Notwithstanding the foregoing, no Loan Party shall sell, transfer or otherwise convey any of its right, title or interest in, to or under any of the Collateral (other than Collateral that was released in accordance with Section 8.01 hereof) of such Loan Party; provided, however, that each Relevant Existing Provider and each Released Guarantor may transfer to the New Operators such Relevant Existing Provider’s and such Released Guarantor’s licenses, permits and other operating assets that relate to, and only relate to, each Affected Property that such Relevant Existing Provider or such Released Guarantor operates.

Section 6.06                            Fiscal Year.

Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, change its fiscal year from that in effect as of the Closing Date.

Section 6.07                            Modifications of Organizational Documents and Shared Services Agreement.

Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, no Trust shall amend the provisions of its declaration of trust relating to SPC Debt. Borrower shall not amend, supplement, restate or otherwise modify the Shared Services Agreement if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect. Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, amend, supplement, restate or otherwise modify any of the SNH Loan Documents if (a) a Relevant Existing Provider is in any way obligated under the SNH Loan Documents and (b) such amendment, supplement, restatement or other modification is materially adverse to the rights and interests of the Lender hereunder.

Section 6.08                            Transactions with Affiliates.

Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except as explicitly permitted hereunder and except for transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower or any Subsidiary and upon fair and reasonable terms which are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 6.09                            ERISA Exemptions.

Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 6.10                            Deposit Accounts.

(a)                                  Deposit Accounts and Lockboxes for Account Collections.  Borrower shall not, and shall not permit Provider to, establish any lockbox or deposit account into which any Proceeds of Accounts (other than Proceeds from Affected Accounts) will be deposited, or cause or permit to be deposited, any cash, checks, drafts or similar items representing Proceeds of Accounts (other than Proceeds from Affected Accounts) in any lockbox or deposit accounts, other than the Provider Accounts and the Primary Borrower Account or direct or permit any Account Debtor to remit payments on the Accounts (other than Affected Accounts) other than to the applicable Provider Account or the Primary Borrower Account. Except as otherwise expressly permitted under Section 5.14, the Primary Borrower Account and Provider Accounts shall be subject to an Account Control Agreement at all times.  Notwithstanding the foregoing, the Relevant Existing Providers and the Released Guarantors may deposit and may cause to be deposited the proceeds of Affected Accounts, and only of Affected Accounts, into lockboxes or deposit accounts other than the Provider Accounts or the Primary Borrower Account.

(b)           Deposit Accounts and Lockboxes for Other Purposes.  Borrower shall not, and shall not permit any other Loan Party to, deposit, or cause or permit to be deposited, any cash, checks, drafts or similar items in any other deposit accounts not covered by the immediately preceding subsection (a) except as otherwise expressly permitted under Section 5.14 or those with respect to which Borrower shall have delivered to the Collateral Agent a fully executed Account Control Agreement.  Until so deposited all such payments shall be held in trust by Borrower for the Collateral Agent  and shall not be commingled with any other funds or property of any Person.

(c)           Change in Payment Instructions; Transfers to Primary Borrower Account.  Borrower shall not, and shall not permit any Provider to, terminate the Primary Borrower Account or any Provider Account, or make any change or replacement in the instructions contained in any invoice, notice or otherwise, or regarding payments with respect to Accounts (other than Affected Accounts) to be made to any Provider Account or the Primary Borrower Account, except with prior express written consent of the Administrative Agent.  In addition, Borrower and each Provider each hereby agrees that except as expressly provided otherwise in this Agreement or any applicable Account Control Agreement, (a) amounts from time to time credited to any deposit account (other than the Concentration Account, the disbursement accounts and other accounts excluded from Collateral under Section 8.01(b) and subparagraph (iii) of the next to last paragraph of Section 8.01) of Borrower or such Provider shall not be withdrawn for any purpose other than to be transferred to the Primary Borrower Account and (b) Borrower and each Provider shall transfer the balance in each such deposit account to the Primary Borrower Account no less frequently than daily.  Collateral Agent and Administrative Agent may exercise rights of control and direct the disposition of funds under any applicable Account Control Agreement only if an Event of Default has occurred and is continuing.

Section 6.11         Collection of Accounts, Etc.

(a)           Waivers of Account Terms.  Borrower shall not, and shall not permit any Material Provider to, amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Account of such Loan Party except in accordance with the Credit and Collection Policy.

(b)           Change in Credit and Collection Policy.  Borrower will not, and will not permit any Provider to, make any material change in the Credit and Collection Policy that would be adverse to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender without the prior written consent of such adversely affected Person; provided, however, while a Default or Event of Default exists, Borrower will not, and will not Permit any Provider to, make any change in the Credit and Collection Policy.

(c)           Impairment of Collection.  Borrower shall not, and shall not permit any Provider or other Subsidiary to, do anything to impede or interfere, or suffer or permit any other Person to impede or interfere in any material respect, with the collection by Borrower or any other Person designated by Borrower on its behalf, of the Accounts of the Loan Parties.

Section 6.12         Prepayment of Indebtedness.

Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, directly or indirectly, at any time prepay, defease, purchase, redeem any Indebtedness while an Event of Default exists; provided, however, that nothing in this subsection shall prohibit payment of non-cash interest “in-kind” thereunder.

ARTICLE VII
GUARANTEE

Section 7.01         The Guarantee.  The Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02         Obligations Unconditional.  The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full of the Guaranteed Obligations).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)           at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)           the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(e)           the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03         Reinstatement.  The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04         Subrogation; Subordination.  Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Each Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that all obligations and liabilities of any other Loan Party to such Guarantor of whatever description, including without limitation, all intercompany receivables (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guaranteed Obligations.  If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property, securities by setoff or otherwise) from any other Loan Party on account of or in any manner in respect of any Junior Claim until all of the Guaranteed Obligations have been indefeasibly paid in full.

Section 7.05         Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06         Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07         Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08         General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 7.04 and 7.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09         Release of Guarantors.  If, in compliance with the terms and provisions of the Loan Documents, (i) all of the Equity Interests or (ii) all or substantially all of the property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a Person or persons (other than any Company or any Affiliate thereof), such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 12.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall be released, and, so long as Borrower shall have previously provided the Collateral Agent and the Administrative Agent such certifications or documents the Collateral Agent and/or the Administrative Agent as shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

Section 7.10         Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.  The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Bank and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Bank and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII
SECURITY AND ACCOUNTS

Section 8.01         Grant of Security Interest.

To secure the prompt payment and performance of all of the Obligations, in the case of Borrower and all of the Guaranteed Obligations, in the case of each Guarantor, Borrower and each Guarantor hereby collaterally assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and grants to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in, all of such Loan Party’s right, title and interest in, to and under all of the following property:

(a)           all Accounts of such Loan Party;

(b)           all Deposit Accounts and Securities Accounts of such Loan Party, including without limitation the Primary Borrower Account and the Provider Accounts but excluding (i) all disbursement accounts, (ii) all security deposit accounts and cash collateral accounts established for the benefit of third parties in the ordinary course of business (and not, in any event securing Funded Debt) and (iii) deposit accounts established to secure any Permitted LC Debt;

(c)           all Chattel Paper of such Loan Party;

(d)           all Leases under which SNH or one of its Subsidiaries is lessor, and a Loan Party is a lessee or sublessee (but excluding any Lease of any Affected Property listed on Schedule 1.01(a));

(e)           all Supporting Obligations relating to any of the foregoing;

(f)            all books and records pertaining to any of the foregoing (including without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records); and

(g)           all accessions to, substitutions for, and all replacements, products and Proceeds of the foregoing (including without limitation, proceeds of insurance policies insuring any of the foregoing).

Notwithstanding the foregoing:

(i)            the collateral assignment and pledge to the Collateral Agent, for the benefit of the Secured Parties, of, and the grant to the Collateral Agent, for the benefit of the Secured Parties, of a security interest in any Government Lockbox Account shall only be to the maximum extent permitted by Applicable Law;

(ii)           no account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Entity, and no lease in which the lessee is a Sanctioned Person or Sanctioned Entity, shall be Collateral under this Agreement or any other Loan Document and no security interest or other Lien is granted to the Lender therein; and

(iii)          no collateral assignment, pledge or security interest is intended to be made or granted in the following property of any Relevant Existing Provider, and the Collateral Agent and the Secured Parties hereby disclaim any collateral assignment, pledge or security interest in the following property of such Relevant Existing Provider (the “Relevant Released Collateral”):

(A)          all Affected Accounts;

(B)           any deposit account into which revenue generated by, and only by, the operation of an Affected Property by the Relevant Existing Provider is deposited;

(C)           all Chattel Paper of such Relevant Existing Provider but only to the extent generated by, and only by, the operation of an Affected Property by such Relevant Existing Provider;

(D)          all Supporting Obligations relating to any of the foregoing;

(E)           all books and records pertaining to any of the foregoing (including without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records);

(F)           all Leases entered into by any Relevant Existing Provider with respect to, and only to, an Affected Property; and

(G)           all accessions to, substitutions for, and all replacements, products and proceeds of the foregoing (including without limitation, proceeds of insurance policies insuring any of the foregoing).

Each of the Lenders, the Collateral Agent and the Administrative Agent agree that, upon written request by Borrower to the Administrative Agent, on behalf of the Secured Parties, the Collateral Agent shall release its Lien on (i) any Collateral that is sold, lease, transferred or otherwise disposed of in accordance with the terms and provisions of this Agreement or (ii) any Relevant Released Collateral so long as no Default or Event of Default shall exist at the time of the request for any such release and after giving effect thereto.  Delivery by Borrower to the Administrative Agent of any such request shall constitute a representation by Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such release) are true and correct with respect to such request.  Upon the effectiveness of any such release, Borrower and such Guarantor are each authorized to file any UCC amendments terminating any financing statements filed by the Collateral Agent to perfect its Lien in the Collateral of Borrower or such Guarantor granted under any of the Security Documents.  The Administrative Agent and the Collateral Agent each agrees to execute and deliver to Borrower or such Guarantor, at Borrower’s sole cost and expense, such documents or instruments of termination or release as Borrower or such Guarantor may reasonably request to evidence such release, including without limitation, documents terminating the application of any Account Control Agreement or other Loan Document to the extent applicable to Borrower or such Guarantor.

Section 8.02         Endorsement; Notices.

Each of Borrower and the Guarantors authorizes the Collateral Agent (to the maximum extent permitted by Applicable Law with respect to any Government Receivable) to endorse, in such Loan Party’s name, any item, however received by the Collateral Agent, representing payment on or other Proceeds of any of the Collateral of such Loan Party and, while an Event of Default exists, to notify any Third Party Payor (other than Governmental Authorities) to make payments on the Accounts of such Loan Party directly to the Collateral Agent.

Section 8.03         Preservation of Collateral and Perfection of Security Interests.

Each of Borrower and the Guarantors hereby authorizes, and shall, as required, execute and deliver to the Lender, concurrently with the execution of this Agreement and at any time hereafter, all financing statements or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by the Collateral Agent), as the Collateral Agent may request, in a form satisfactory to the Collateral Agent (subject to any Applicable Laws with respect to Government Receivables) to perfect and keep perfected the Lien in the Collateral granted by such Loan Party to the Collateral Agent, and otherwise to protect and preserve the Collateral of such Loan Party and the Collateral Agent’s Lien therein.  The Collateral Agent is hereby irrevocably authorized to file (and sign on behalf of such Loan Party, if necessary) UCC or effective financing statements on the Collateral of such Loan Party at the time of this Agreement or from time to time and any continuation statement or amendment with respect thereto, in any appropriate filing office.

Section 8.04         Loss of Value of Collateral.

Borrower shall immediately notify the Collateral Agent of any material loss or material decrease in the value of the Collateral.

Section 8.05         Special Collateral.

Promptly upon receipt by Borrower or any Guarantor thereof, such Loan Party shall deliver or cause to be delivered to the Collateral Agent, with such endorsements and assignments as are necessary to vest title and possession in the Collateral Agent, all Chattel Paper, which such Loan Party now owns or which such Loan Party may at any time acquire.  Borrower and each Guarantor shall promptly mark all copies of such Chattel Paper to show that they are subject to the Collateral Agent’s Lien.

Section 8.06         Remittance of Proceeds to Lender.

In the event any Proceeds of any Collateral of Borrower or a Guarantor shall come into the possession of such Loan Party, such Loan Party shall receive, as the sole and exclusive property of the Collateral Agent, and as trustee for the Collateral Agent, all monies, checks, notes, drafts and all other payments for and/or other Proceeds of such Collateral, and no later than the first Business Day following receipt, such Loan Party shall remit the same (or cause the same to be remitted), in kind, as provided in Section 8.13(b) and otherwise in any Loan Document, to the Primary Borrower Account.

Section 8.07         Safekeeping of Collateral.

To the maximum extent permitted by Applicable Law, the Collateral Agent shall not be responsible for:  (a) the safekeeping of the Collateral of Borrower or any Guarantor (provided that the Collateral Agent deals with such Collateral in the same manner as the Collateral Agent deals with similar property for its own account); (b) any loss or damage to such Collateral; (c) any diminution in the value of such Collateral; or (d) any act or default of any other Person relating to such Collateral.  All risk of loss, damage, destruction or diminution in value of such Collateral shall be borne by Borrower and the Guarantors.

Section 8.08         State of Incorporation; Name.

The exact legal names of Borrower and the Guarantors as of the Closing Date are set forth on the signature pages of this Agreement or in the case of a Subsidiary that becomes a Guarantor after the Closing Date is set forth on the signature page to the applicable Accession Agreement.  The principal place of business and chief executive office of Borrower and each Guarantor and the office where Borrower and each Guarantor keeps its records concerning the Collateral is, and has been since its respective date of formation, 400 Centre Street, Newton, Massachusetts 02458.  Borrower or a Guarantor may change such offices, its name or state of incorporation (if otherwise permitted hereunder), only upon at least 30-days’ prior written notice to the Collateral Agent, and only after all actions reasonably necessary to protect and perfect the Collateral Agent’s interest in the Collateral of such Loan Party have been taken and completed.

Section 8.09         Continuing Lien.

It is the intent of the parties hereto that (a) this Agreement shall constitute a continuing agreement as to any and all future, as well as existing transactions, between or among Borrower, the Guarantors and the Collateral Agent under or in connection with the Loan Documents, and (b) the security interests provided for herein shall attach to after-acquired as well as existing Collateral of Borrower or a Guarantor.

Section 8.10         Assignment of Security Interests.

The Collateral Agent may transfer to any other Person all or any part of the liens and security interests granted hereby, and all, or any part of the Collateral of Borrower and the Guarantors which may be in the Collateral Agent’s possession while an Event of Default exists or, if to a successor, at any time.  Upon such transfer, the transferee shall be vested with all the rights and powers of the Collateral Agent hereunder with respect to such of the Collateral of Borrower and the Guarantors as is so transferred but, with respect to any of such Collateral not so transferred, the Collateral Agent shall retain all of its rights and powers (whether given to it in this Agreement, or otherwise).

Section 8.11         Possession; Sale of Collateral.

(a)           In addition to the rights and remedies contained in this Section and Section 9.02, while an Event of Default exists, the Collateral Agent may, at the request of the Required Lenders and upon written notice to Borrower, terminate performance by Borrower or any of Borrower’s agents, as the case may be, of any or all of the Primary Servicer Responsibilities.

(b)           In addition to the rights and remedies contained in this Section and in Section 9.02, while an Event of Default exists, the Collateral Agent may (subject to any Applicable Laws with respect to Government Receivables):  (i) require Borrower or any Guarantor to assemble any tangible assets that comprise part of the Collateral of such Loan Party and make them available to the Collateral Agent at any place or places reasonably designated by the Collateral Agent; (ii) to the extent permitted by Applicable Law, with or without notice or demand for performance and without liability for trespass, subject to the rights of landlords, if any, enter any premises where any of the Collateral of such Loan Party may be located and peaceably take possession of the same, and may demand and receive such possession from any Person who has possession thereof, and may take such measures as the Collateral Agent may deem necessary or proper for the care or protection thereof (including without limitation, the right to remove all or any portion of the Collateral of such Loan Party); and (iii) with or without taking such possession may sell or cause to be sold, in one or more sales or parcels, for cash, on credit or for future delivery, without assumption of any credit risk, all or any portion of such Collateral, at public or private sale or at any broker’s board or any securities exchange, without demand of performance or notice of intention to sell or of time or place of sale, except at least 10 Business Days’ written notice to such Loan Party of the time and place of such sale or sales (and such other notices as may be required by Applicable Law, if any, and which cannot be waived), which such Loan Party hereby expressly acknowledges is commercially reasonable.  The Collateral Agent shall have no obligation to clean-up or otherwise prepare any Collateral for such sale.  Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of such Loan Party, and such Loan Party hereby waives (to the fullest extent permitted by Applicable Law) all rights of redemption, stay and appraisal that such Loan Party now have or may at any time in the future have under any Applicable Law now existing or hereafter enacted.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any such Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any such public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  The Collateral Agent may comply with any Applicable Law in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any disposition of any such Collateral.  In case any such sale of all or any part of the Collateral of Borrower or any Guarantor is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof.  The Collateral Agent shall not incur any liability for the failure to collect or realize upon any or all of the Collateral of such Loan Party or for any delay in doing so and, in case of any such failure, shall not be under any obligation to take any action with respect thereto; provided, such Collateral may be sold again upon like notice.  If any Collateral of such Loan Party is sold upon credit, such Loan Party will be credited only with payments actually made by the purchaser, received by the Collateral Agent and applied to the Obligations in accordance with this Agreement.  In the event the purchasers fail to pay for any such Collateral, the Collateral Agent may resell such Collateral.  At any public sale made pursuant to this Agreement (or to the extent permitted by Applicable Law at any private sale), the Collateral Agent may bid for or purchase, free from any right of redemption, stay or appraisal and all rights of marshalling, the Collateral and any other security for the Obligations or otherwise on the part of Borrower or any Guarantor (all said rights being also hereby waived and released by such Loan Party to the fullest extent permitted by Applicable Law), and may make payment on account thereof by using any claim then due and payable to the Collateral Agent from Borrower or any Guarantor as a credit against the purchase price, and the Collateral Agent may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to Borrower or any Guarantor therefor.  For purposes of this Agreement, in connection with the exercise of any remedies, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement, and neither Borrower nor any Guarantor shall be entitled to the return of such Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement, all Defaults or Event of Defaults shall have been remedied and all Obligations shall have been paid in full.  As an alternative to exercising the power of sale herein conferred upon it, in connection with the exercise of any remedies, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  In any action hereunder, the Collateral Agent shall be entitled to the appointment of a receiver without notice, to peaceably take possession of all or any portion of such Collateral and to exercise such powers as the court shall confer upon the receiver.  Notwithstanding the foregoing, if an Event of Default shall exist, the Collateral Agent shall be entitled to apply, without notice to Borrower or any Guarantor, any cash or cash items constituting Collateral in its possession to payment of the Obligations.

(c)           Each of Borrower and the Guarantors agrees that notwithstanding anything to the contrary contained in this Agreement, such Loan Party shall remain liable under each contract or other agreement giving rise to Accounts and all other contracts or agreements constituting part of the Collateral of such Loan Party and the Collateral Agent shall not have any obligation or liability in respect thereof.

Section 8.12         Servicing.

(a)           Appointment.  Each Guarantor hereby appoints Borrower as its agent for the administration and servicing obligations set forth in the immediately following subsection (b) with respect to all of such Guarantor’s Accounts (the “Primary Servicer Responsibilities”), and Borrower hereby accepts such appointment and agrees to perform the Primary Servicer Responsibilities on behalf of such Guarantors; provided, however, that such appointment shall not release any Guarantor from any of its duties, responsibilities, liabilities and obligations resulting or arising under any of the Loan Documents to which such Guarantor is a party. Each of Borrower and such Guarantors hereby acknowledges that Borrower’s appointment pursuant to this Section is expressly limited by and subject to the Lender’s rights under Section 8.11(a).

(b)           Primary Servicer Responsibilities.  Each Guarantor shall be responsible for the following administration and servicing obligations which shall be performed by Borrower on behalf of the Guarantors until such time as the Lender shall exercise its rights under Section 8.11(a):

(i)            Servicing Standards and Activities.  Borrower agrees to administer and service the Accounts of the Guarantors (w) to the extent consistent with the standards set forth in the immediately following clauses (ii), with the same care that it exercises in administering and servicing similar receivables for its own account, (x) within the parameters of services set forth in such clause, as such parameters may be modified by mutual written agreement of the Guarantors and Borrower, (y) in compliance at all times with Applicable Law and with the agreements, covenants, objectives, policies and procedures set forth in the Loan Documents, and (z) in accordance with industry standards for servicing receivables of the type in question unless such standards conflict with the procedures set forth in the immediately following clauses (ii), in which case the provisions of such clause shall control. Borrower shall establish and maintain electronic data processing services for monitoring, administering and collecting such Accounts in accordance with the foregoing standards.

(ii)           Parameters of Primary Servicing.  The Primary Servicer Responsibilities shall be performed within the following parameters:

(w)          Except as otherwise provided in any Loan Document, Borrower shall have full power and authority to take all actions that it may deem necessary or desirable, consistent in all material respects with its existing policies and procedures with respect to the administration and servicing of accounts receivable, in connection with the administration and servicing of the Guarantors’ Accounts. Without limiting the generality of the foregoing, Borrower shall, in the performance of its servicing obligations hereunder, act in accordance with all legal requirements and subject to the terms and conditions of the Loan Documents.

(x)            Borrower shall not change in any material respect its existing policies and procedures with respect to the administration and servicing of accounts receivable (including, without limitation, the amount and timing of write-offs) without the prior written consent of the Collateral Agent.

(y)           Borrower will be responsible for monitoring and collecting the Guarantors’ Accounts, including, without limitation, contacting Account Debtors that have not made payment on their respective Accounts within the customary time period for such Account Debtor, and resubmitting any claim rejected by an Account Debtor due to incomplete information.

(z)            Notwithstanding anything to the contrary contained herein, Borrower may not amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Account of a Material Provider in any material respect (except in accordance with its Credit and Collection Policy) without the prior consent of the Collateral Agent.

Section 8.13         Payment Mechanics, Etc.

(a)           Notices to Non-Governmental Authorities.  Each Provider has prepared, executed and delivered to each non-Governmental Authority who is currently an Account Debtor, and each Provider shall prepare, execute and deliver to each non-Governmental Authority who is or is expected to become an Account Debtor (in each case, other than with respect to Affected Accounts), a notice to non-Governmental Authorities addressed to each such non-Governmental Authority, which notice did or shall state that all checks and EOB’s from such non-Governmental Authority in respect of Accounts shall be sent to the applicable Provider for immediate deposit in the Primary Borrower Account and all wire transfers from such non-Governmental Authority on account of Accounts shall be wired directly into the Primary Borrower Account.

(b)           Invoices to Non-Governmental Authorities.  Each Provider covenants and agrees that, on and after the Closing Date, all invoices (and, if provided by such Provider, return envelopes) to be sent to non-Governmental Authorities shall set forth only the address of the applicable Provider as a return address for payment of Accounts and delivery of EOB’s, and only the Primary Borrower Account with respect to wire transfers for payment of Accounts (in each case, other than with respect to Affected Accounts).  Each Provider hereby further covenants and agrees to cause each check received by such Provider to be deposited in the Primary Borrower Account no later than one Business Day following receipt. Each Provider hereby further covenants and agrees to instruct and notify each of the members of its accounting and collections staff to provide identical information in communications with non-Governmental Authorities with respect to payment of Accounts, wire transfers and EOB’s (except for Affected Accounts).

(c)           Notices to Governmental Authorities.  Each Provider has prepared, executed and delivered to each Governmental Authority (or its fiscal intermediary) who is currently an Account Debtor, and each Provider shall prepare, execute and deliver to each Governmental Authority (or its fiscal intermediary) who is or is expected to become an Account Debtor (in each case, other than with respect to Affected Accounts), notices to Governmental Authorities, which notices did or shall provide that all payments in respect of the applicable Accounts shall be wired directly into the applicable Provider Account.

(d)           Invoices to Governmental Authorities.  Each Provider covenants and agrees that, on and after the Closing Date, all invoices to be sent to Governmental Authorities (and, if provided by such Provider, return envelopes) shall set forth only the applicable Provider Account with respect to wire transfers for payment of Accounts (in each case, other than with respect to Affected Accounts).  Each Provider further covenants and agrees to instruct and notify each of the members of its accounting and collections staff to provide identical information in communications with Governmental Authorities with respect to wire transfers (except for Affected Accounts).

(e)           Government Lockboxes, Etc.  The Providers shall maintain the Provider Accounts solely and exclusively for the receipt of payments on account of Accounts from Governmental Authorities. The Providers and Borrower shall take all actions necessary to ensure that no payments from any Person other than a Governmental Authority shall be deposited in any Provider Account.

(f)            Misdirected Payments; EOB’s.  If any Provider receives an EOB or a Misdirected Payment in the form of a check, such Provider shall immediately send or deposit such Misdirected Payment, in the form received by such Provider, by hand or overnight delivery service to the Primary Borrower Account or the applicable Provider Account, as the case may be, together with the EOB and the envelope in which such payment was received. In the event that any Provider receives a Misdirected Payment in the form of cash or wire transfer, such Provider shall immediately wire transfer the amount of such Misdirected Payment directly to the Primary Borrower Account. All Misdirected Payments and EOB’s shall be sent promptly upon receipt thereof, and in no event later than the close of business, on the first Business Day after receipt thereof.

(g)           Notices regarding Misdirected Payments.  Each Provider hereby agrees and consents to Borrower taking such actions as are reasonably necessary to ensure that future payments from the Account Debtor of a Misdirected Payment shall be made in accordance with the notice previously delivered to such Account Debtor, or, if no notice was provided, in accordance with the applicable provisions of this Section, including, without limitation, to the maximum extent permitted by Applicable Law, (i) Borrower, its assigns or designees, or the Collateral Agent executing on such Provider’s behalf and delivering to such Account Debtor a new notice, and (ii) Borrower, its assigns or designees, or the Collateral Agent contacting such Account Debtor by telephone to confirm the instructions previously set forth in the notice to such Account Debtor. Upon Borrower’s request, such Provider shall promptly (and in any event, within two Business Days from such request) take such similar actions as Borrower may request.

ARTICLE IX
EVENTS OF DEFAULT

Section 9.01         Events of Default.

Each of the following shall constitute an event of default (each, an “Event of Default”) under this Agreement, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)           Default in Payment of Principal.  Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans or any Reimbursement Obligation.

(b)           Default in Payment of Interest and Other Obligations.  Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations (other than Obligations described in clause (a) immediately above) owing by Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of three Business Days.

(c)           Default in Performance.  (i) Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in any of Article VI, Article VIII or Sections 5.01(d)(vii), 5.01(d)(viii), 5.01(d)(xiii), 5.14, 5.15, or 5.18 or (ii) Borrower, any Subsidiary or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which Borrower has received written notice of such failure from the Administrative Agent and the Lenders.

(d)           Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of Borrower, any Subsidiary, any other Loan Party or any Provider under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of Borrower, any Subsidiary, any other Loan Party or any Provider to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e)           Indebtedness Cross-Default; Derivatives Contracts.

(i)            Borrower, any Subsidiary or any other Loan Party shall fail to pay when due and payable the principal of, or interest on, any Indebtedness (other than the Loans and Reimbursement Obligations) having an aggregate outstanding principal amount greater than or equal to (A) $2,500,000 in the case of Indebtedness that is not Nonrecourse Indebtedness or (B) $5,000,000 in the case of Indebtedness that is Nonrecourse Indebtedness (any such Indebtedness being “Material Indebtedness”); or

(ii)           (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii)          any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or both, would permit any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or

(iv)          there occurs under any Derivatives Contract an Early Termination Date (as defined in such Derivatives Contract) resulting from (A) any event of default under such Derivatives Contract as to which any Loan Party is the Defaulting Party (as defined in such Derivatives Contract) or (B) any Termination Event (as so defined) under such Derivatives Contract as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Derivatives Termination Value owed by any Loan Party as a result thereof is $2,500,000 or more.

(f)            Voluntary Bankruptcy Proceeding.  Borrower, any Subsidiary or any other Loan Party (other than a Subsidiary that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than 5% of EBITDA for the then most recently ended fiscal year) shall:  (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g)           Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against Borrower, any Subsidiary or any other Loan Party (other than a Subsidiary that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than 5% of EBITDA for the then most recently ended fiscal year) in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against Borrower or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h)           Litigation; Enforceability.  Borrower, any Subsidiary or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof) or shall cease to create perfected security interests in favor of the Lender in the Collateral subject or purported to be subject thereto, subject to no other Liens other than Permitted Liens, or such Collateral shall be transferred to any Person, except as expressly permitted hereunder or under any Loan Documents, without the prior written consent of the Administrative Agent.

(i)            Judgment.  A judgment or order for the payment of money or for an injunction shall be entered against Borrower, any Subsidiary or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order (x) for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) or (y) not otherwise subject to indemnification or reimbursement on reasonable terms and conditions by Persons reasonably likely to honor such indemnification or reimbursement obligations, exceeds, individually or together with all other such outstanding judgments or orders entered against Borrower, such Subsidiaries and such other Loan Parties, $2,500,000 or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

(j)            Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any property of Borrower, any Subsidiary or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, $2,500,000 in amount and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Lender pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(k)           ERISA.  Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $2,500,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $2,500,000 shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $2,500,000; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $2,500,000.

(l)            Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(m)          Change of Control/Change in Management.

(i)            Any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 9.8% of the total voting power of the then outstanding voting stock of Borrower; or

(ii)           During any period of 12 consecutive months ending after the Closing Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute a majority of the Board of Directors of Borrower then in office; or

(iii)          The Shared Services Agreement shall terminate or expire; or

(iv)          Borrower, or any Subsidiary or other Loan Party enters into any transaction of merger or consolidation not otherwise permitted hereunder or conveys, sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of transactions, all or substantially all of its assets, whether now owned or hereafter acquired; or

(v)           Borrower shall cease to own or control, directly or indirectly, 100% of the outstanding Equity Interests of each other Loan Party.

(n)           Termination of Licenses.  The termination of Borrower’s, any Subsidiary’s, any Loan Party’s or any Provider’s, or the filing of any judicial or administrative proceedings that could reasonably be expected to materially and adversely affect any such Person’s, operating license granted by any Governmental Authority or right to receive Medicaid or Medicare payments which, in either case, could reasonably be expected to have a Material Adverse Effect.

(o)           Revocation Order.  Borrower, any Provider or any other Loan Party attempts to revoke, terminate or otherwise alter any order (whether or not revocable) established under the Depositary Agreement, any Government Depositary Agreement, Control Agreement or other Account Control Agreement regarding the transfer of funds on deposit in the Primary Borrower Account, Provider Account or other deposit account subject to an Account Control Agreement, without the prior written consent of the Lender.

(p)           Overpayments.  As of any date of determination, any Provider is found to have been overpaid by any Governmental Authority by an amount equal to 10% or more of the Eligible Accounts as of such date during any period covered by any audit conducted by the CMS or any state Governmental Authority and such overpayment is not repaid, or reserved for in a manner reasonably acceptable to the Lender, within 30 days of the earlier of receipt of notice or knowledge thereof by such Provider or any Loan Party.

Section 9.02         Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)           Acceleration; Termination of Facilities.

(i)            Automatic.  Upon the occurrence of an Event of Default specified in Section 9.01(f) or (g), the Commitment shall immediately and automatically terminate and the principal of, and all accrued interest on, the Loans, an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account pursuant to Section 10.01, and all of the other Obligations shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by Borrower.

(ii)           Optional.  If any other Event of Default shall exist, the Administrative Agent may, and at the request of the Required Lenders shall, terminate the Commitment and/or declare the principal of, and accrued interest on, the Loans, an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account pursuant to Section 10.01, and all of the other Obligations to be immediately due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower.

(b)           Loan Documents.  The Administrative Agent may, and at the request of the Required Lenders shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)           Applicable Law.  The Administrative Agent may, and at the request of the Required Lenders shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)           Appointment of Receiver.  To the extent permitted by Applicable Law, the Administrative Agent shall be entitled to the appointment of a receiver for the assets and properties of

Borrower, the Subsidiaries and the other Loan Parties, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 9.03         Remedies Upon Default.

Upon the occurrence of a Default specified in Section 9.01(g), the Commitment shall immediately and automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

Section 9.04         Performance by Agents.

If Borrower or any Guarantor shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent and/or the Collateral Agent may, after notice to such Loan Party, perform or attempt to perform such covenant, duty or agreement on behalf of such Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, such Loan Party shall, at the request of the Administrative Agent and/or the Collateral Agent, promptly pay any amount reasonably expended by the Administrative Agent and/or the Collateral Agent in such performance or attempted performance to the Administrative Agent and/or the Collateral Agent, together with interest thereon at the applicable Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Administrative Agent nor the Collateral Agent shall have any liability or responsibility whatsoever for the performance of any obligation of Borrower, any Guarantor or any other Loan Party under this Agreement or any other Loan Document.

Section 9.05         Rights Cumulative.

The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it may otherwise have under Applicable Law.  In exercising its rights and remedies, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders may be selective and no failure or delay by the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE X
COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

Section 10.01       Collateral Account.  (a)  The Collateral Agent is hereby authorized to establish and maintain at its office (or, at the Collateral Agent’s discretion, at the office of its designee from time to time) at 520 Madison Ave. New York, New York 10022, in the name of the Collateral Agent and pursuant to one or more Account Control Agreements, one or more restricted deposit accounts designated “Five Star Quality Care, Inc. Collateral Account” (or such other substantially similar designation as shall be determined by the Collateral Agent in its discretion from time to time).  Each Loan Party shall deposit into the Collateral Account from time to time any cash that such Loan Party is required to pledge as additional collateral security hereunder pursuant to the Loan Documents.

(b)           The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided.  So long as no Event of Default has occurred and is continuing or will result therefrom, the Collateral Agent shall within ten Business Days of receiving a request from the applicable Loan Party for release of cash proceeds with respect to the LC Sub Account, remit such net cash proceeds on deposit in the LC Sub Account to or upon the order of such Loan Party (x) at such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of the Letters of Credit have been paid in full or (y) otherwise in accordance with Section 2.16(i).  At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding in such restricted deposit account to the credit of the Collateral Account to the payment of the Obligations in the manner specified in Section 10.02 subject, however, in the case of amounts deposited in the LC Sub-Account, to the provisions of Section 2.16(i).  The Loan Parties shall have no right to withdraw, transfer or otherwise receive any funds deposited in the Collateral Account except to the extent specifically provided herein.

(c)           Amounts on deposit in the Collateral Account shall be invested and reinvested from time to time in Cash Equivalents as the applicable Loan Party (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine, by written instruction to the Collateral Agent, or if no such instructions are given, then as the Collateral Agent, in its sole discretion, shall determine, which Cash Equivalents shall be held in the name and be under the control of the Collateral Agent (or any sub-agent); provided that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Obligations in the manner specified in Section 10.02 subject, however, in the case of amounts deposited in the LC Sub-Account, to the provisions of Section 2.16(i).

(d)           Amounts deposited into the Collateral Account as cover for liabilities in respect of Letters of Credit under any provision of this Agreement requiring such cover shall be held by the Administrative Agent in a separate sub-account designated as the “LC Sub-Account” (the “LC Sub-Account”) and, subject to Section 2.16(i), all amounts held in the LC Sub-Account shall constitute collateral security to be initially applied in accordance with Section 2.16(i).

Section 10.02       Application of Proceeds.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Loan Document, promptly by the Collateral Agent as follows:

(a)           First, to the indefeasible payment in full in cash of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization (including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)           Second, to the indefeasible payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other

Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)           Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit) in each case equally and ratably in accordance with the respective amounts thereof then due and owing (it being agreed that, for purposes of applying this clause (c), all interest and all other amounts described herein will be deemed payable in accordance with this Agreement regardless of whether such claims are allowed in any proceeding described in Section 9.01(f) or (g));

(d)           Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations (including Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit);

(e)           Fifth, to the indefeasible payment in full in cash of the remaining Obligations then due and owing, pro rata; and

(f)            Sixth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 10.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE XI
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 11.01       Appointment.  (a)  Each Lender and the Issuing Bank hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents.  Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article X are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any such provisions.

(b)           Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control.  Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 11.02       Agent in Its Individual Capacity.  Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuing Bank.

Section 11.03       Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Legal Requirements, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.02).  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower, a Lender, or the Issuing Bank, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.

Section 11.04       Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper Person.  Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless each Agent shall have received written notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 11.05       Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided herein as well as activities as Agent.

Section 11.06       Successor Agent.  Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders, the Issuing Bank and Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution or a commercial trust company organized under the laws of the United States (or any State thereof); provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents.  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article XI, Section 12.03 and Sections 12.08 to 12.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07       Non-Reliance on Agent and Other Lenders.  Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto).  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 11.08       [Intentionally Deleted]

Section 11.09       Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 11.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct.  The agreements in this Section 11.09 shall survive the payment of the Loans and all other amounts payable hereunder.

ARTICLE XII
MISCELLANEOUS

Section 12.01       Notices.  (a)  Generally.  Notices and other communications provided for herein shall, except as provided in Section 12.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to any Loan Party, to Borrower at:

Five Star Quality Care, Inc.
400 Centre Street
Newton, Massachusetts 02458
Attention:  Bruce J. Mackey, Jr., Treasurer
Telecopy No.:  (617) 969-5730

(ii)           if to the Administrative Agent or the Collateral Agent, to it at:

Jefferies Finance LLC
520 Madison Avenue
New York, New York  10022
Attention:  Account Officer — Five Star Quality Care, Inc.
Telecopy No.:  (212) 284-3444

(iii)          if to a Lender, to it at its address (or telecopy number) set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto; and

(iv)          if to the Issuing Bank, to it at:

Jefferies Group Inc.
520 Madison Avenue
New York, New York  10022
Attention:  Mark Sahler — Five Star Quality Care, Inc.
Telecopy No.:  (201) 761-4023

With a copy to:

Jefferies Finance LLC
520 Madison Avenue
New York, New York  10022
Attention:  Account Officer — Five Star Quality Care, Inc.
Telecopy No.:  (212) 284-3444

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 12.01(a) or in accordance with the latest unrevoked direction from such party given in accordance with this Section 12.01(a), and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

Notices delivered through electronic communications to the extent provided in Section 12.01(b) below, shall be effective as provided in Section 12.01(b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 12.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent (in a manner set forth in Section 12.01(a)) that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or Borrower may, in their respective sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures, respectively, approved by it (including as set forth in Section 12.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, etc.  Any party hereto may change its address, telecopier number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)           Posting.  Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  Nothing in this Section 12.01 shall prejudice the right of the Agents, any Lender, the Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents, the Lenders or the Issuing Bank by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.

Section 12.02       Waivers; Amendment.  (a)  No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances.

(b)           Subject to Section 12.02(c), this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i)            increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in the Commitment of any Lender for purposes of this clause (i));

(ii)           reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)) , or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)          postpone or extend the maturity of any Loan, or the required date of payment of any Reimbursement Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the interest rate pursuant to Section 2.06(c)), or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Letter of Credit Expiration Date, without the written consent of each Lender directly affected thereby;

(iv)          change Section 2.13(b) or (c) or Section 10.02 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(v)           change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 12.02) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vi)          release all or substantially all of the Guarantors from their respective Guarantees (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees, without the written consent of each Lender;

(vii)         except as expressly permitted in this Agreement or any Security Document, release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender; or

(viii)        change Section 12.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Issuing Bank without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be and (2) any waiver, amendment or modification of this Agreement prior to the achievement of a successful syndication of the credit facilities provided herein (as determined by the Arranger in its sole discretion) may not be effected without the written consent of the Arranger.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.16(b) is complied with.

(c)           Without the consent of any other Person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.

Section 12.03       Expenses; Indemnity; Damage Waiver.  (a)  The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i)            all reasonable costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent and the Issuing Bank, including the reasonable fees, charges and disbursements of Advisors for the Arranger, the Administrative Agent, the Collateral Agent and the Issuing Bank, in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions and Commitments, the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii)           all costs and expenses incurred by the Administrative Agent or the Collateral Agent, including the fees, charges and disbursements of Advisors for the Administrative Agent and the Collateral Agent, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Security Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements);

(iii)          all costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, any other Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 12.03(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; and

(iv)          all Other Taxes in respect of the Loan Documents.

(b)           The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, the Issuing Bank and each of their respective Related Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by, imposed on or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim or threatened Environmental Claim related in any way to any Company, (v) any past, present or future non-compliance with, or violation of, Environmental Laws  or Environmental Permits applicable to any Company, or any Company’s business, or any property presently or formerly owned, leased, or operated by any Company or their predecessors in interest, (vi) the environmental condition of any property owned, leased, or operated by any Company at any time, or the applicability of any Legal Requirements relating to such property, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Company, (vii) the imposition of any environmental Lien encumbering any real property, (viii) the consummation of the Transactions and the other transactions contemplated hereby (including the syndication of the credit facilities provided herein) or (ix) any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted solely from the gross negligence or willful misconduct of such Indemnitee.

(c)           The Loan Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (ix) of Section 12.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees.

(d)           The provisions of this Section 12.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, Reimbursement Obligations and any other Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Bank or any Lender.  All amounts due under this Section 11.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e)           To the extent that the Loan Parties fail to indefeasibly pay any amount required to be paid by them to the Agents or the Issuing Bank under Sections 12.03(a) or (b) in accordance with Section 12.03(g), each Lender severally agrees to pay to the Agents or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed Claim was incurred by or asserted against any of the Agents or the Issuing Bank in its capacity as such.  For purposes of this Section 12.03(e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.

(f)            To the fullest extent permitted by applicable Legal Requirements, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(g)           All amounts due under this Section 12.03 shall be payable not later than 10 days after demand therefor.

Section 12.04       Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void).  Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants to the extent expressly provided in Section 12.04(e) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b)           Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof or a natural Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i)            except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the syndication of the Commitments and Loans by the Arranger or (C) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans;

(iii)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that such fee shall not be payable in the case of (A) an assignment by any Lender to an Approved Fund of such Lender, (B) any assignment made in connection with the primary syndication of the Commitments and Loans by the Arranger or (C) an assignment settled through the Administrative Agent;

(iv)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)           in the case of an assignment of all or a portion of a Revolving Commitment or any Revolving Lender’s obligations in respect of its LC Exposure, the Issuing Bank must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); and

(vi)          in the case of an assignment of all or a portion of a Revolving Commitment, a Revolving Loan or any Revolving Lender’s obligations in respect of its LC Exposure (except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund), Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned).

Notwithstanding the foregoing, if an Event of Default has occurred and is continuing (i) any consent of Borrower otherwise required under this paragraph shall not be required, and (ii) any consent of the Issuing Bank required under this Section 12.04(b) may be withheld by such Person in its sole discretion.  Subject to acceptance and recording thereof pursuant to Section 12.04(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.11, 2.12 or 2.14 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14 and 12.03).

(c)           The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(e).

(e)           Any Lender shall have the right at any time, without the consent of, or notice to Borrower, the Administrative Agent or the Issuing Bank or any other Person to sell participations to any Person (other than any Company or any Affiliate thereof or a natural Person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 12.02(b) and (2) directly affects such Participant.  Subject to Section 12.04(f), each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b).  To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.13(c) as though it were a Lender.  Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations; provided that no Lender shall be required to disclose or share the information contained in such register with Borrower or any other Person, except as required by applicable Legal Requirements (the “Participant Register”).

(f)            A Participant shall not be entitled to receive any greater payment under Sections 2.11, 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower (which consent shall not be unreasonably withheld, delayed or conditioned).  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.14(e) as though it were a Lender.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Issuing Bank, the Administrative Agent or any other Person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of Borrower.  The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof.  In addition, notwithstanding anything to the contrary contained in this Section 12.04(h), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i)            The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.05       Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation or any Letter of Credit is outstanding (or Cash Collateralized) and so long as the Commitments have not expired or terminated.  The provisions of Article XI and Sections 2.11 to 2.14, 11.06, 12.03 and 12.08 to 12.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 12.06       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07       Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender or the Issuing Bank, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 12.09       Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)           Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.  Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)           Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 12.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or email) in Section 12.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 12.10       Waiver of Jury Trial.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document, the Transactions or the other transactions contemplated hereby or thereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.10.

Section 12.11       Headings; No Adverse Interpretation of Other Agreements.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.  This Agreement may not be used to interpret any other loan or debt agreement or instrument of any Company or of any other Person.  Any such loan or debt agreement or instrument may not be used to interpret this Agreement or any other Loan Document.

Section 12.12       Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (iii) any actual or prospective investor in an SPC or (iv) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party, (g) with the consent of Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 12.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary.  In addition, the Agents, the Issuing Bank and the Lenders may disclose the existence of the Loan Documents and information about the Loan Documents to market data collectors, similar service providers to the financing community, and service providers to the Agents, the Issuing Bank and the Lenders.  For the purposes of this Section 12.12, “Information” shall mean all information received from Borrower relating to Borrower or any of its Subsidiaries or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.13       Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 12.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 12.14       Assignment and Acceptance.  Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Acceptance duly executed by such Lender, Borrower (if Borrower consent to such assignment is required hereunder) and the Administrative Agent.

Section 12.15       Obligations Absolute.  To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)           any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)           any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)           any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)           any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)            any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 12.16       Waiver of Defenses; Absence of Fiduciary Duties.  (a)  Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b)           Each of the Loan Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Loan Parties and their respective Affiliates, on the one hand, and each Lender, SPC and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender, SPC or any Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 12.17       USA Patriot Act.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address  and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

FIVE STAR QUALITY CARE, INC., as Borrower

By:	/s/ Paul Hoagland
Name: Paul Hoagland
Title: Treasurer and Chief Financial Officer

JEFFERIES FINANCE LLC, as Arranger, Administrative Agent, Collateral Agent and a Lender

By:	/s/ E. Joseph Hess
Name: E. Joseph Hess
Title: Managing Director

JEFFERIES GROUP INC., as Issuing Bank

By:	/s/ Charles J. Hendrickson
Name: Charles J. Hendrickson
	Title:	Managing Director & Treasurer

Signature Page to Credit and Security Agreement

GUARANTORS:

ALLIANCE PHARMACY SERVICES, LLC
FIVE STAR QUALITY CARE-CA, INC.
FIVE STAR QUALITY CARE-IA, INC.
FIVE STAR QUALITY CARE-NE, INC.
FIVE STAR QUALITY CARE-AZ, LLC
FIVE STAR QUALITY CARE-CA, LLC
FIVE STAR QUALITY CARE-COLORADO, LLC
FIVE STAR QUALITY CARE-CT, LLC
FIVE STAR QUALITY CARE-GA, LLC
FIVE STAR QUALITY CARE-IA, LLC
FIVE STAR QUALITY CARE-MO, LLC
FIVE STAR QUALITY CARE-NE, LLC
FIVE STAR QUALITY CARE-WI, LLC
FIVE STAR QUALITY CARE-WY, LLC
FIVE STAR QUALITY CARE-FL, LLC
FIVE STAR QUALITY CARE-KS, LLC
FIVE STAR QUALITY CARE-MD, LLC
FIVE STAR QUALITY CARE-VA, LLC
FS LAFAYETTE TENANT TRUST
FS LEISURE PARK TENANT TRUST
FS LEXINGTON TENANT TRUST
FS TENANT POOL I TRUST
FS TENANT POOL II TRUST
FS TENANT POOL III TRUST
FS TENANT POOL IV TRUST
MORNINGSIDE OF BELMONT, LLC
MORNINGSIDE OF GALLATIN, LLC
MORNINGSIDE OF SPRINGFIELD, LLC
FIVE STAR QUALITY CARE-CA II, LLC
FIVE STAR QUALITY CARE TRUST

By:	/s/ Paul Hoagland
Name: Paul Hoagland
Title: Treasurer and Chief Financial Officer

Signature Page to Credit and Security Agreement

MORNINGSIDE OF ALABAMA, L.P.
MORNINGSIDE OF ANDERSON, L.P.
MORNINGSIDE OF ATHENS, LIMITED PARTNERSHIP
MORNINGSIDE OF COLUMBUS, L.P.
MORNINGSIDE OF DALTON, LIMITED PARTNERSHIP
MORNINGSIDE OF DECATUR, L.P.
MORNINGSIDE OF EVANS, LIMITED PARTNERSHIP
MORNINGSIDE OF GREENWOOD, L.P.
MORNINGSIDE OF KENTUCKY, LIMITED PARTNERSHIP

By: LIFETRUST AMERICA, INC., its General Partner

By:	/s/ Paul Hoagland
Name: Paul Hoagland
Title: Treasurer and Chief Financial Officer

ANNAPOLIS HERITAGE PARTNERS, LLC
COLUMBIA HERITAGE PARTNERS, LLC
ENCINITAS HERITAGE PARTNERS, LLC
FREDERICK HERITAGE PARTNERS, LLC
FSQ PHARMACY HOLDINGS LLC
HAGERSTOWN HERITAGE PARTNERS, LLC
NEWARK HERITAGE PARTNERS I, LLC
NEWARK HERITAGE PARTNERS II, LLC
REDLANDS HERITAGE PARTNERS, LLC
STOCKTON HERITAGE PARTNERS, LLC,
each a Delaware limited liability company

By:	/s/ Paul Hoagland
Name: Paul Hoagland
Title: Treasurer and Chief Financial Officer

Signature Page to Credit and Security Agreement

FIVE STAR QUALITY CARE - GHV, LLC
FIVE STAR QUALITY CARE - IL, LLC
FIVE STAR QUALITY CARE - IN, LLC
FIVE STAR QUALITY CARE - MN, LLC
FIVE STAR QUALITY CARE - MS, LLC
FIVE STAR QUALITY CARE — NORTH CAROLINA, LLC
FIVE STAR QUALITY CARE - NJ, LLC
FIVE STAR QUALITY CARE - NS OPERATOR, LLC
FIVE STAR QUALITY CARE - NS OWNER, LLC
FIVE STAR QUALITY CARE - NS TENANT, LLC
FIVE STAR QUALITY CARE - OBX OPERATOR, LLC
FIVE STAR QUALITY CARE - OBX OWNER, LLC
FIVE STAR QUALITY CARE - TX, LLC
FS COMMONWEALTH LLC
FS PATRIOT LLC
FSQC-AL, LLC,
each a Maryland limited liability company

By:	/s/ Paul Hoagland
Name: Paul Hoagland
Title: Treasurer and Chief Financial Officer

MORNINGSIDE OF CONCORD, LLC
MORNINGSIDE OF GASTONIA, LLC
MORNINGSIDE OF GREENSBORO, LLC
MORNINGSIDE OF RALEIGH, LLC
MORNINGSIDE OF WILLIAMSBURG, LLC,
each a Delaware limited liability company

By: LIFETRUST AMERICA, INC., its sole member

By:	/s/ Paul Hoagland
Name: Paul Hoagland
Title: Treasurer and Chief Financial Officer

Signature Page to Credit and Security Agreement

MORNINGSIDE OF FAYETTE, L.P.
MORNINGSIDE OF PARIS, L.P.,
each a Delaware limited partnership

By: LIFETRUST AMERICA, INC., its general partner

By:	/s/ Paul Hoagland
Name: Paul Hoagland
Title: Treasurer and Chief Financial Officer

FRESNO HERITAGE PARTNERS, A
CALIFORNIA LIMITED PARTNERSHIP
ROSEVILLE HERITAGE PARTNERS, A
CALIFORNIA LIMITED PARTNERSHIP

By: SOMERFORD PLACE LLC, its general partner

By:	/s/ Paul Hoagland
Name: Paul Hoagland
Title: Treasurer and Chief Financial Officer

Signature Page to Credit and Security Agreement

FS TENANT HOLDING COMPANY TRUST

By:	/s/ Paul Hoagland
Name: Paul Hoagland
Title: Treasurer and Chief Financial Officer

[The following schedules and annexes have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:]

Annex I	Initial Lenders and Commitments

Schedule 1.01(a)	Existing Affected Properties
Schedule 1.01(d)	Material Provider
Schedule 1.01(f)	Released Guarantors
Schedule 1.01(g)	Relevant Existing Provider
Schedule 3.01(b)	Subsidiaries; Ownership Structure
Schedule 3.01(f)	Leases
Schedule 3.01(g)	Existing Indebtedness
Schedule 3.01(h)	Litigation
Schedule 3.01(cc)	Deposit Accounts
Schedule 4.01(m)	Uses of Closing Date Credit Extensions
Schedule 6.03(g)	Permitted Indebtedness
Schedule 6.04(a)	Permitted Liens

SCHEDULE 1.01(c)

GUARANTORS

Alliance Pharmacy Services, LLC

Annapolis Heritage Partners, LLC

Columbia Heritage Partners, LLC

Encinitas Heritage Partners, LLC

Five Star Quality Care-CA, Inc.

Five Star Quality Care-IA, Inc.

Five Star Quality Care - IL, LLC

Five Star Quality Care - IN, LLC

Five Star Quality Care-NE, Inc.

Five Star Quality Care-AZ, LLC

Five Star Quality Care-CA, LLC

Five Star Quality Care-CA II, LLC

Five Star Quality Care-Colorado, LLC

Five Star Quality Care-CT, LLC

Five Star Quality Care-FL, LLC

Five Star Quality Care-GA, LLC

Five Star Quality Care - GHV, LLC

Five Star Quality Care-IA, LLC

Five Star Quality Care-KS, LLC

Five Star Quality Care-MD, LLC

Five Star Quality Care - MN, LLC

Five Star Quality Care-MO, LLC

Five Star Quality Care - MS, LLC

Five Star Quality Care-NE, LLC

Five Star Quality Care - NJ, LLC

Five Star Quality Care-North Carolina, LLC

Five Star Quality Care - NS Operator, LLC

Five Star Quality Care - NS Owner, LLC

Five Star Quality Care - NS Tenant, LLC

Five Star Quality Care - OBX Operator, LLC

Five Star Quality Care - OBX Owner, LLC

Five Star Quality Care - TX, LLC

Five Star Quality Care-VA, LLC

Five Star Quality Care-WI, LLC

Five Star Quality Care-WY, LLC

Five Star Quality Care Trust

Frederick Heritage Partners, LLC

Fresno Heritage Partners, a California Limited Partnership

FS Commonwealth LLC

FS Lafayette Tenant Trust

FS Leisure Park Tenant Trust

FS Lexington Tenant Trust

FS Patriot LLC

FS Tenant Holding Company Trust

FS Tenant Pool I Trust

FS Tenant Pool II Trust

FS Tenant Pool III Trust

FS Tenant Pool IV Trust

FSQ Pharmacy Holdings LLC

FSQC-AL, LLC

Hagerstown Heritage Partners, LLC

Morningside of Alabama, L.P.

Morningside of Anderson, L.P.

Morningside of Athens, Limited Partnership

Morningside of Belmont, LLC

Morningside of Columbus, L.P.

Morningside of Concord, LLC

Morningside of Dalton, Limited Partnership

Morningside of Decatur, L.P.

Morningside of Evans, Limited Partnership

Morningside of Fayette, L.P.

Morningside of Gallatin, LLC

Morningside of Gastonia, LLC

Morningside of Greensboro, LLC

Morningside of Greenwood, L.P.

Morningside of Kentucky, Limited Partnership

Morningside of Paris, L.P.

Morningside of Raleigh, LLC

Morningside of Springfield, LLC

Morningside of Williamsburg, LLC

Newark Heritage Partners I, LLC

Newark Heritage Partners II, LLC

Redlands Heritage Partners, LLC

Roseville Heritage Partners, a California Limited Partnership

Stockton Heritage Partners, LLC

EXHIBIT A

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT (this “Agreement”), dated as of ________________, 2010, is entered into by ________________________, a __________________ (the “Joining Party”), and acknowledged by JEFFERIES FINANCE LLC, in its capacity as collateral agent (the “Collateral Agent”).

Reference is made to that certain Credit and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of March [ ], 2010, entered into by and among FIVE STAR QUALITY CARE, INC., a Maryland corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders, the Collateral Agent, in its capacity as arranger, administrative agent for the Lenders and as collateral agent for the Secured Parties, and JEFFERIES GROUP INC., as issuing bank for the Lenders (the “Issuing Bank”).  Capitalized terms used herein without definition shall have the meaning assigned thereto in the Credit Agreement.

The Joining Party hereby becomes a Guarantor (as such term is defined in the Credit Agreement).

Accordingly, the Joining Party agrees as follows with the Borrower, the Collateral Agent and the Issuing Bank:

1.             The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Joining Party will be deemed to be a party to the Credit Agreement, and, from and after the date hereof, shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to a Guarantor contained in the Credit Agreement.

2.             To the extent the Joining Party is an agent or trustee for one or more secured parties, the Joining Party acknowledges that it has the authority to bind such secured parties to the Credit Agreement and such secured parties are hereby bound to the Credit Agreement.  The Joining Party hereby agrees (on behalf of itself and any secured parties claiming through it) to comply with the terms of the Credit Agreement.

3.             The address of the Joining Party for purposes of all notices and other communications is _____________________ , _______________________, Attention of ___________________ (Facsimile No.                         ).

4.             [The Joining Party is a Provider.]

5.             This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6.             This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(Signature Page Follows)

A-1

IN WITNESS WHEREOF, the Joining Party has caused this Accession Agreement to be duly executed by its authorized representative, and each of the parties have caused the same to be accepted by its authorized representative, as of the day and year first above written.

[NAME OF JOINING PARTY]

By:
Name:
Title:

Acknowledged and accepted:

JEFFERIES FINANCE LLC,
as Collateral Agent

By:
Name:
Title:

JEFFERIES GROUP INC.,
as Issuing Bank

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit and Security Agreement, dated as of March [ ], 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Five Star Quality Care, Inc.., a Maryland corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders, Jefferies Finance LLC, as administrative agent for the Lenders and Jefferies Group Inc., as issuing bank (in such capacity, the “Issuing Bank”) for the Lenders.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.             __________________(the “Assignor”) hereby irrevocably sells and assigns, without recourse, to the Assignee, and the Assignee hereby irrevocably purchases and assumes, from the Assignor, without recourse to the Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 12.04(c) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the Revolving Commitment, the Revolving Loans and participations held by the Assignor in Letters of Credit which are outstanding on the Effective Date.  From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance Agreement, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

2.             The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned hereby free and clear of any lien, encumbrance or other adverse claim created by the Assignor and that its Commitments, and the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in this Assignment and Acceptance Agreement and (ii) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance Agreement and to consummate the transactions contemplated hereby; and (b) except as set forth in (a) above, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

3.             The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Assignment and Acceptance Agreement and (ii) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance Agreement and to consummate the transactions contemplated hereby and become a Lender under the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance Agreement; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

4.             The effective date of this Assignment and Acceptance Agreement shall be the later of (x) the Effective Date of Assignment described in Schedule 1 hereto and (y) if the Assignee is a Foreign Lender, the date on which such Assignee has complied with the provisions of Section 2.14(e) of the Credit Agreement (the “Effective Date”).  Following the execution of this Assignment and Acceptance Agreement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, in its sole discretion, be earlier than three business Days after the date of such acceptance and recording by the Administrative Agent).  This Assignment and Acceptance Agreement will be delivered to the Administrative Agent together with (a) if the Assignee is a Foreign Lender, the forms specified in Section 2.14(e) of the Credit Agreement, duly completed and executed by such Assignee; (b) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire, and (c) a processing and recordation fee of $3,500, if required under the Loan Documents.

5.             Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6.             From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

7.             This Assignment and Acceptance Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

SCHEDULE 1

to

Assignment and Acceptance

Effective Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Percentage Assigned of Applicable Loan/Commitment:

Loan/Commitment	Principal Amount Assigned	Percentage Assigned of applicable Loan/Commitment (set forth, to at least 15 decimals, as a percentage of the Loans and the aggregate Commitments of all Lenders thereunder)

Revolving Loans	$	%

Letters of Credit	$	%

(Signature Page Follows)

The terms set forth above are hereby agreed to:

[	]
as Assignor

By:
Name:
Title:

as Assignee

By:
Name:
Title:

Accepted:*

[FIVE STAR QUALITY CARE, INC.]

By:
Name:
Title:

JEFFERIES FINANCE LLC,
as Administrative Agent

By:
Name:
Title:

[ISSUING BANK]
as Collateral Agent

By:
Name:
Title:

*              To be completed to the extent Borrower, Administrative Agent or Issuing Bank consent is required under Section 12.04(b) of the Credit Agreement.

EXHIBIT C

FORM OF

BORROWING REQUEST

Jefferies Finance LLC,
   as Administrative Agent for the Lenders
520 Madison Avenue
New York, New York 10022
Attention: Account Manager — Five Star Quality Care, Inc.
Facsimile: (212) 284-3444

Re:	Five Star Quality Care, Inc.	__________ __, 20__

Ladies and Gentlemen:

Reference is made to the Credit and Security Agreement, dated as of March [   ], 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Five Star Quality Care, Inc., a Maryland corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders, the Collateral Agent, in its capacity as lead arranger, administrative agent for the Lenders and as collateral agent for the Secured Parties, and Jefferies Group Inc., as issuing bank for the Lenders.  Capitalized terms used herein without definition shall have the meaning assigned thereto in the Credit Agreement.  Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and that in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)	Aggregate amount of Borrowing:(1)

(B)	Date of Borrowing (which is a Business Day):

(C)	Type of Borrowing:	[ABR Borrowing] [Eurodollar Borrowing]

(D)	Interest Period and the last day thereof:(2)

(E)	Funds are requested to be disbursed
to Borrower’s account with:
Account No.

Borrower hereby represents and warrants that the conditions to lending specified in Section 4.02(b), (c) and (d) of the Credit Agreement are satisfied as of the date hereof.

(Signature Page Follows)

(1)           See Section 2.02(a) of the Credit Agreement for minimum borrowing amounts.

(2)           To be inserted if a Eurodollar Borrowing, and to be subject to the definition of “Interest Period” in the Credit Agreement.

FIVE STAR QUALITY CARE, INC.

By:
Name:
Title:

EXHIBIT D

BORROWING BASE CERTIFICATE

                   , 2010

Jefferies Finance LLC,

   as Administrative Agent and

   Collateral Agent for the Lenders

520 Madison Avenue

New York, New York 10022

Attention: Account Manager — Five Star Quality Care, Inc.

Facsimile: (212) 284-3444

Ladies and Gentlemen:

Reference is made to the Credit and Security Agreement, dated as of March [   ], 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Five Star Quality Care, Inc., a Maryland corporation (the “Borrower”), the Guarantors party thereto from time to time, the Lenders, Jefferies Finance LLC, in its capacity as lead arranger, administrative agent for the Lenders and as collateral agent for the Secured Parties, and Jefferies Group Inc., as issuing bank for the Lenders.  Capitalized terms used herein without definition shall have the meaning assigned thereto in the Credit Agreement.

Pursuant to Section 5.01(d)(xiii) of the Credit Agreement, the undersigned hereby certifies to the Lenders as follows:

(1)           The undersigned is the Treasurer and Chief Financial Officer of the Borrower.

(2)           As of                    , 2010, the Borrowing Base is as set forth on Schedule 1 hereto

(3)           All adjustments and calculations related to the amounts set forth in (2) above are attached as Schedule 2 hereto.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:
Title:

SCHEDULE 1

Total Borrowing Base

Eligible Accounts

Total Borrowing Base	X .85

Pharmacy Borrowing Base

Eligible Accounts

Total Borrowing Base	X .85

Borrowing Base (Excluding Pharmacies)

Eligible Accounts

Total Borrowing Base	X .85

SCHEDULE 2

Adjustments and calculations related to the amounts set forth in Schedule 1 above

EXHIBIT E

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.01(c) of the Credit and Security Agreement, dated as of                      , 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Five Star Quality Care, Inc.., a Maryland corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders, the Collateral Agent, in its capacity as lead arranger, administrative agent for the Lenders and as collateral agent for the Secured Parties, and Jefferies Group Inc., as issuing bank for the Lenders.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.  All certifications made in this Compliance Certificate are made in my capacity as Chief Financial Officer and not in any individual capacity.

1.             I am the duly elected, qualified and acting Chief Financial Officer of Borrower.

2.             I have reviewed and am familiar with the contents of this Compliance Certificate.

3.             To the best of my knowledge, information and belief after due inquiry, no Default or Event of Default exists[, except as set forth below].(1)

4.             Attached hereto as Attachment 1 are the computations setting forth in reasonable detail the calculations required to establish Borrower’s compliance with the covenants set forth in Section 6.01 of the Credit Agreement.

(Signature Page Follows)

(1) Together with each Compliance Certificate delivered with the financial statements furnished pursuant to Section 5.01(b) of the Credit Agreement, Borrower must also provide a certificate of independent certified public accountants with regard to the existence or non-existence of a Default or Event of Default.

IN WITNESS WHEREOF, Borrower, through the undersigned acting solely in his or her capacity as Chief Financial Officer and not in any individual capacity, executes this Certificate this          day of                         , 2010.

FIVE STAR QUALITY CARE, INC.

By:
Name: Paul V. Hoagland
Title: Chief Financial Officer

ATTACHMENT 1

[Set forth calculation of financial covenants]

EXHIBIT F

[INTENTIONALLY DELETED]

F-1

EXHIBIT G

FORM OF

INTEREST ELECTION REQUEST

                   , 20

Jefferies Finance LLC,

 as Administrative Agent for the Lenders

520 Madison Avenue

New York, New York  10022

Attention:  Account Manager — Five Star Quality Care, Inc.

Telecopy:  (212) 284-3444

Re:              Five Star Quality Care, Inc.

Ladies and Gentlemen:

Pursuant to Section 2.08 of that certain Credit and Security Agreement, dated as of                            , 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings, as applicable, given such terms in the Credit Agreement), among Five Star Quality Care, Inc., a Maryland corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders, the Collateral Agent, in its capacity as arranger, administrative agent for the Lenders and as collateral agent for the Secured Parties (the “Administrative Agent”), and Jefferies Group Inc., as issuing bank for the Lenders (the “Issuing Bank”), Borrower hereby gives the Administrative Agent notice that Borrower hereby requests:

[Option A - Conversion of Eurodollar Borrowings to ABR Borrowings:  to convert $                       in principal amount of presently outstanding Eurodollar Revolving Borrowings with a final Interest Payment Date of                                  ,            to ABR Borrowings on                              ,          (which is a Business Day).]

[Option B - Conversion of ABR Borrowings to Eurodollar Borrowings:  to convert $                     in principal amount of presently outstanding ABR Revolving Borrowings to Eurodollar Borrowings on                                  ,            (which is a Business Day).  The Interest Period for such Eurodollar Borrowings is              month[s].]

[Option C - Continuation of Eurodollar Borrowings as Eurodollar Borrowings:  to continue as Eurodollar Borrowings $                     in presently outstanding Eurodollar Revolving Borrowings with a final Interest Payment Date of                                  ,            (which is a Business Day).  The Interest Period for such Eurodollar Borrowings is              month[s].]

(Signature Page Follows)

G-1

Very truly yours,

FIVE STAR QUALITY CARE, INC.

By
Name:
Title

G-2

EXHIBIT H

FORM OF

LC REQUEST

                       , 20

Jefferies Group Inc.

520 Madison Avenue

New York, New York  10022

Attention:  Mark Sahler — Five Star Quality Care, Inc.

Telecopy No.:  (201) 761-4023

With a copy to:

Jefferies Finance LLC

520 Madison Avenue

New York, New York  10022

Attention:  Account Officer — Five Star Quality Care, Inc.

Telecopy No.:  (212) 284-3444

Re:              Five Star Quality Care, Inc.

Ladies and Gentlemen:

The undersigned, Five Star Quality Care, Inc., a Maryland corporation (“Borrower”), hereby makes reference to that certain Credit and Security Agreement, dated as of March [  ], 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the other Guarantors party thereto from time to time, the Lenders party thereto, and Jefferies Finance LLC, as Administrative Agent for the Lenders.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.  Borrower hereby gives notice, pursuant to Section 2.16(b) of the Credit Agreement, that Borrower hereby requests the issuance of a Letter of Credit under the Credit Agreement, and in connection therewith sets forth below the information relating to such issuance (the “Proposed Issuance”):

(i)	The requested date of the Proposed Issuance:
(which is a Business Day)

(ii)	The face amount of the proposed Letter of Credit: $

(iii)	The expiry date of such Letter of Credit:
(which shall not be later than the close of business of the Letter of Credit Expiration Date))

(iv)	The name and address of the beneficiary of such requested Letter of Credit is:

(vi)	The Proposed Issuance is requested for the account of [Borrower/Name of Wholly-Owned Subsidiary] (provided that Borrower shall remain jointly and severally liable as co-applicant).

(vii)

Any documents to be presented by such beneficiary in connection with any drawing hereunder, including any certificate(s), application or form of such requested Letter of Credit, are attached hereto as Attachment 1 or described therein.

In connection with a request for an amendment, renewal or extension of any outstanding Letter of Credit, Borrower sets forth the information below relating to such proposed amendment, renewal or extension:

(i)	A copy of the outstanding Letter of Credit requested to be amended, renewed or extended is attached hereto as Attachment 2.

(ii)	The proposed date of amendment, renewal or extension thereof:
(which shall be a Business Day)

(iii)	The nature of the proposed amendment, renewal or extension:

The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the Proposed Issuance or on the date that any amendment (to increase the amount available thereunder), renewal or extension of an outstanding Letter of Credit becomes effective hereunder:

(A)          the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of the date of the Proposed Issuance, before and after giving effect to the Proposed Issuance requested hereby, as though made on and as of such date, other than any such representations and warranties that, by their terms, are specifically made as of a date other than the date of the Proposed Issuance;

(B)           no event has occurred and is continuing, or would result from the Proposed Issuance requested hereby, that constitutes a Default or Event of Default; and

(C)           the LC Exposure does not exceed the LC Commitment and the total Revolving Exposures do not exceed the total Revolving Commitments.

(Signature Page Follows)

Very truly yours,

FIVE STAR QUALITY CARE, INC.

By:
Name:
Title:

ATTACHMENT 1

[Documents required by Issuing Bank]

ATTACHMENT 2

[Outstanding Letter of Credit]

EXHIBIT I

FORM OF

REVOLVING NOTE

$[ ]	New York, New York
[ ]

FOR VALUE RECEIVED, the undersigned, Five Star Quality Care, Inc., a Maryland corporation (“Borrower”), hereby promises to pay to [                                  ] or its registered successors and assigns (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) [                          ] DOLLARS and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below.  Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the rates, and on the dates, specified in Section 2.06 of the Credit Agreement.  Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein.

The holder of this Note may endorse and attach a schedule to reflect the date, type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit and Security Agreement, dated as of March [  ], 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the other Subsidiaries party thereto, the other Guarantors party thereto from time to time, the Lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent for the Lenders.  This Note is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more Events of Default under Section 9.01(f) or (g), all amounts then remaining unpaid on this Note shall become immediately due and payable, all as provided in the Credit Agreement.  Upon the occurrence and during the continuation of any one or more other Events of Default, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

I-1

THIS NOTE MAY NOT BE TRANSFERRED OR ASSIGNED BY THE LENDER TO ANY PERSON EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.  THE RIGHTS EVIDENCED BY THIS NOTE TO RECEIVE PRINCIPAL AND INTEREST MAY ONLY BE TRANSFERRED IF THE TRANSFER IS REGISTERED ON A RECORD OF OWNERSHIP AND THE TRANSFEREE IS IDENTIFIED AS THE OWNER OF AN INTEREST IN THE OBLIGATION PURSUANT T0 SECTION 11.04 OF THE CREDIT AGREEMENT.  THIS NOTE MAY NOT AT ANY TIME BE ENDORSED TO, OR TO THE ORDER OF, BEARER.  TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

FIVE STAR QUALITY CARE, INC.
as Borrower

By:
Name:
Title

I-2

EXHIBIT J

[INTENTIONALLY DELETED]

J-1

EXHIBIT K

[INTENTIONALLY DELETED]

K-1

EXHIBIT L

FORM OF

NON-BANK CERTIFICATE

Reference is made to the Credit and Security Agreement, dated as of March [  ], 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Five Star Quality Care, Inc., a Maryland corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders from time to time party thereto and Jefferies Finance LLC as administrative agent for the Lenders.

The undersigned hereby certifies to Borrower that:

1.             The undersigned is the sole record owner of the loans or the obligations evidenced by the Note(s) in respect of which it is providing this certificate.

2.             The undersigned is not a bank (as such term is used in Section 881(c)(3)(A), of the Internal Revenue Code of 1986, as amended (the “Code”)).  In this regard the undersigned further represents and warrants that:

(a)           the undersigned is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)           the undersigned has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3.             The undersigned is not a “10-percent shareholder” of Borrower (as such term is used in Section 881(c)(3)(B) of the Code).

4.             The undersigned is not a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the Code.

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated:                                        , 20

L-1

EXHIBIT M

FORM OF

SOLVENCY CERTIFICATE

The undersigned, Paul V. Hoagland, Chief Financial Officer of Five Star Quality Care, Inc., a Maryland corporation (“Borrower”), solely in my capacity as Chief Financial Officer of Borrower and not in any individual capacity, does hereby certify pursuant to Section 4.01(g) of that certain Credit and Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of                          , 2010, by and among Borrower, the other Guarantors party thereto from time to time, the Lenders from time to time party thereto and Jefferies Finance LLC, as Administrative Agent (in such capacity, the “Administrative Agent”), as follows:

Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension on the Closing Date and after giving effect to the application of the proceeds of each Credit Extension on the Closing Date:

(a)           The fair value of the properties of the Loan Parties, taken as a whole, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise;

(b)           The present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)           The Loan Parties, taken as a whole, will be able to pay their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

(d)           The Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date;

(e)           No Loan Party has incurred (by way of assumption or otherwise) any obligation or liability (contingent or otherwise) under the Credit Agreement with actual intent to hinder, delay or defraud either present or future creditors of any Loan Party or any of their Affiliates, as the case may be; and

(f)            In reaching the conclusions set forth in this Certificate, the undersigned has considered such facts, circumstances and matters as the undersigned has deemed appropriate and has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by each Loan Party after consummation of the Transactions.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(Signature Page Follows)

M-1

The undersigned understands that the Lenders are relying on the truth and accuracy of contents of this Certificate in connection with each Credit Extension made on the Closing Date to Borrower pursuant to the Credit Agreement.

FIVE STAR QUALITY CARE, INC.

By:
Name: Paul V. Hoagland
Title: Chief Financial Officer

M-2